UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material under §240.14a-12

TESSCO Technologies Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Dear Fellow Shareholders,
We are pleased to invite you to attend the TESSCO Technologies Incorporated (“Tessco” or the “Company”) 2022 Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held on Thursday, July 28, 2022, at 9:00 a.m. Eastern Time. We will conduct the Annual Meeting exclusively online via live audio webcast, so that our shareholders can participate from any geographic location. We believe this enhances accessibility to our Annual Meeting and improves shareholder communication. Shareholders of record will be able to attend the Annual Meeting remotely by registering in advance at www.proxydocs.com/TESS. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. Beneficial owners (i.e., holders in “street name”) should obtain instructions from their bank, broker or other holder of record with regard to how they may attend, participate, and vote at the Annual Meeting.
We would like to highlight a few areas that our Board of Directors (the “Board”) considers to be of particular significance regarding our recent performance.
2022 Financial and Operating Performance

Fiscal year 2022 was our first full year following the divestiture during fiscal 2021 of our lower performing and less strategic Retail business. While the COVID-19 pandemic and disruptions in the global supply chain had meaningful negative effects on our business during fiscal 2002, we were still able to make significant improvements in our revenues and profitability. Our sales bookings were also considerably higher than our shipments and we ended the year with a record amount of sales backlog. We believe that our business fundamentals are much stronger today than they were a year ago.
Environmental and Social Stewardship

Tessco is committed to sustainable environmental practices and operations, diversity and inclusion, and community involvement. We believe these commitments are an integral component of growing shareholder value. We are proud of Tessco’s heritage of providing equal opportunities and encouraging the development of a very diverse culture at Tessco, in an industry well known for the predominance of a largely Caucasian and male workforce. Tessco can report that our employee population is approximately 41% female and 35% minorities. Additionally, women currently hold approximately 53% and minorities hold 16% of the key leadership positions. Nevertheless, we strive to improve and for that reason we created an Environmental, Social and Governance (ESG) Committee made up of individuals from around the organization to focus on Tessco’s employee population as well as our environmental and social stewardship. The group has established a charter with an initial focus on career development and enhancement opportunities for women and minorities at Tessco. The Company’s Charity and Community Committee is further demonstration of our longstanding commitment to community and the plight of others.
Board Composition and Executive Compensation

In relation to our commitment to outstanding corporate governance practices, we focus on expertise, experience and diversity when evaluating the composition, organization and governance structure of our Board. This focus has enabled us to build a strong independent Board with an effective mix of institutional knowledge and differentiated backgrounds.
We believe that diverse backgrounds, experiences and expertise on our Board strengthen our Board’s performance and promote the creation of long-term shareholder value. As such, the Nominating and Governance Committee of the Board is committed to actively seeking highly qualified women and minority candidates to serve on our Board.
Shareholder feedback has and will continue to greatly influence and shape our governance and executive compensation practices. We greatly appreciate your feedback and your support. We look forward to continuing the dialogue with you and are excited about the future of Tessco.
Sincerely,
Timothy Bryan (Chairman)
Matthew W. Brewer
Steven T. Campbell
Stephanie Dismore
Vernon Irvin
Kathleen McLean
Sandip Mukerjee

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:
Thursday, July 28, 2022, at 9:00 a.m. Eastern Time
Place:
The 2022 Annual Meeting of Shareholders (“Annual Meeting”) will be held exclusively online via live audio webcast, in a virtual meeting format. See “How to Attend”, below, for instructions on how to access and remotely participate at the Annual Meeting.
Items of Business:
Proposal 1.
To elect the seven director nominees listed in the Proxy Statement to serve until the 2023 annual meeting of shareholders and until their respective successors are duly elected and qualified;

Proposal 2.
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2023; and

Proposal 3.
To consider and approve, by an advisory (non-binding) vote, the compensation of our named executive officers for fiscal year 2022.

Also, to act upon any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof, and any proposal presented for the adjournment of such meeting.
Record Date:
The Board of Directors has fixed June 10, 2022 as the record date for the Annual Meeting. This means that only shareholders of record as of the close of business on that date are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments or postponements thereof.
How to Vote:
Shareholders of record can vote their shares in advance of the Annual Meeting by proxy, either by telephone, using the Internet or by mail; or shareholders of record may attend and participate and vote their shares at the Annual Meeting, remotely via the Internet. On or about June 17, 2022, we mailed to our shareholders of record a notice containing instructions on how shareholders may access online or obtain paper copies of our 2022 Proxy Statement, Annual Report on Form 10-K for the fiscal year ended March 27, 2022, and how a proxy may be submitted or authorized via telephone, by mail, or over the Internet, in advance of the Annual Meeting. Such notice also contains instructions on how record holders may access and participate remotely, and vote, at the Annual Meeting. To vote while attending the Annual Meeting remotely, shareholders of record will need to provide the last four digits of their tax identification number.
Beneficial owners (i.e., holders in “street name”) should obtain instructions from their bank, broker or other intermediary with regard to how they may vote in advance of the Annual Meeting, and how they may attend, participate, and vote, at the Annual Meeting. Without prior coordination with their bank or broker or other intermediary, beneficial owners will be unable to vote, or revoke or modify a previously delivered proxy, through attendance at the Annual Meeting. These actions should be undertaken through advance coordination with the record holder. Beneficial owners are therefore encouraged to direct their bank, broker or other intermediary how to vote in advance of the Annual Meeting.
How to Attend:
Our Annual Meeting will be conducted exclusively online via live audio webcast, in a virtual meeting format. The Annual Meeting live audio webcast will begin promptly at 9:00 a.m. Eastern Time on July 28, 2022. Shareholders of record, beneficial owners and invited guests of Tessco who are properly registered to attend the Annual Meeting will be able to attend the Annual Meeting remotely and may join the meeting platform 15 minutes prior to the meeting start time. Record holders may register to attend the Annual Meeting remotely at www.proxydocs.com/TESS. Record holders will be required to enter the control number located on their proxy card, voting instruction form, or Notice of Internet Availability. Upon completing your registration, record holders will receive further instructions via email, including a unique link that will allow for access to the Annual Meeting and to vote and submit questions. As noted above, beneficial owners (i.e., holders in “street name”) should obtain instructions from their bank, broker or other holder of record with regard to how they may attend, participate, and vote, at the Annual Meeting.

By Order of the Board of Directors,
Aric Spitulnik
Chief Financial Officer, Senior Vice President and Corporate Secretary
June 17, 2022

TESSCO Technologies Incorporated
11126 McCormick Road
Hunt Valley, Maryland USA 21031

PROXY STATEMENT

INTRODUCTION
General
This Proxy Statement is made available to shareholders of TESSCO Technologies Incorporated, a Delaware corporation (the “Company” or “Tessco” or “we” or “our”), in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies for use at the 2022 Annual Meeting of Shareholders (“Annual Meeting”) to be held exclusively online via a live audio webcast in a virtual meeting format, on Thursday, July 28, 2022 at 9:00 a.m., Eastern Time, and at any adjournment or postponement thereof.
Notice of Electronic Availability of Proxy Statement and Annual Report
Pursuant to the e-proxy rules and regulations adopted by the United States Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. On or about June 17, 2022, we mailed to our shareholders a notice (the “E-Proxy Notice”) containing a “control number” and instructions on how to access online this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended March 27, 2022 (“Annual Report”), and on how a proxy may be submitted or authorized via telephone, by mail or over the Internet, in advance of the Annual Meeting. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting proxy materials included in the E-Proxy Notice. These materials will be available free of charge and will be sent to you within three business days of your request. Neither our Annual Report to Shareholders nor our Annual Report on From 10-K constitutes soliciting materials, but provides you with additional information about Tessco. The control number contained in the E-Proxy Notice is an identifying number specific to each stockholder of record, and will also permit a shareholder, after registering at www.proxydocs.com/TESS, to access and remotely participate at the Annual Meeting online via live audio webcast.
Certain shareholders who share the same address may receive only one copy of the E-Proxy Notice, this Proxy Statement, our Annual Report or our 2022 Annual Report to Shareholders in accordance with a notice delivered earlier this year from such shareholders’ bank, broker or other holder of record unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as “householding,” is designed to reduce printing and postage costs. Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the E-Proxy Notice and, if applicable, this Proxy Statement, the 2022 Annual Report to Shareholders or the Annual Report on Form 10-K, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced E-Proxy Notice, or contacting us by e-mail to corporatesecretary@tessco.com, or by mail to Corporate Secretary, TESSCO Technologies Incorporated, 11126 McCormick Road, Hunt Valley, Maryland 21031. Shareholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.
Solicitation
The solicitation of proxies is being made primarily by mail and through the internet, but directors, officers, employees, and contractors retained by the Company may also engage in the solicitation of proxies by telephone. The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Innisfree M&A Incorporated to assist in the solicitation of proxies, at a cost to the Company for basic services of approximately $25,000. Depending upon the circumstances, the scope of services to be provided by Innisfree may expand, and cost would be expected to increase correspondingly. In addition, the Company may reimburse brokers, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners.
Voting Rights and Outstanding Shares
The Board has fixed the close of business on June 10, 2022 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting. On the record date, 9,132,796 shares of common stock, $0.01 par value per share, of the Company were issued and outstanding. Each share of common stock entitles the holder to one vote on each matter to be voted on at the Annual Meeting. There is no cumulative voting for the election of directors.
The presence, remotely or by proxy, of at least a majority of the total number of shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. If there are not sufficient votes for a quorum, or if otherwise determined to be necessary or appropriate, the Annual Meeting may be adjourned or postponed from time to time, including in order to permit the further solicitation of proxies. Shares voted “FOR” or “AGAINST” with respect to any proposal as well as submitted proxies that “WITHHOLD AUTHORITY”, “ABSTAIN” or reflect “non-voted shares” will be counted for purposes of determining whether a quorum is present.
Your vote is important.   Most shareholders have a choice of directing their vote over the Internet prior to the Annual Meeting, by using a toll-free telephone number or by completing a proxy card and mailing it in a postage-paid envelope that we will provide to you upon your request. Please check the information forwarded by your bank, broker or other holder of record to see what options are available to you. The Internet and telephone proxy vote facilities for shareholders of record are expected to remain open until the time that the voting concludes, and the polls are closed at the Annual Meeting, but may remain open or be reopened if determined to be necessary or appropriate, or in the event of any adjournment or postponement of the Annual Meeting. Shareholders of record may also vote via the Internet during the live audio webcast of the Annual Meeting. In order to do so, a shareholder will need access to and will be required to input the control number assigned to that shareholder, as well as the last four digits of the shareholder’s social security or tax identification number. We encourage all shareholders to vote by proxy in advance of the meeting. This will avoid any last-minute technical difficulties that a shareholder may otherwise experience in attending remotely and voting during the Annual Meeting, and facilitate a prompt tabulation of the vote.
A shareholder may, with respect to the election of directors (i) vote “FOR” the election of the nominees, (ii) “WITHHOLD AUTHORITY” to vote for all nominees, or (iii) vote “FOR” the election of all nominees other than any nominee(s) with respect to whom the shareholder either withholds authority to vote or abstains. A shareholder may, with respect to each other matter specified in the notice of meeting, (i) vote “FOR” the matter, (ii) vote “AGAINST” the matter, or (iii) “ABSTAIN” from voting on the matter.
All shares of common stock entitled to vote and represented by properly submitted proxies received prior to the Annual Meeting and not revoked, will be voted in accordance with your instructions. If no instructions are specified, the shares of common stock represented by a properly submitted proxy will be voted in accordance with the recommendations of the Board. The Board recommends a vote “FOR” the election of all director nominees, “FOR” the ratification of Ernst & Young LLP as our independent registered accounting firm for fiscal year 2023, and “FOR” the approval of our named executive officers (“NEO”) compensation for fiscal year 2022.
If you are a holder of shares in street name and you do not submit voting instructions to your broker, bank, or other intermediary, the intermediary generally may vote your shares in its discretion only on routine matters. Intermediaries do not have discretion to vote their clients’ shares on non-routine matters in the absence of voting instructions from the beneficial owner. Shares indicated on a proxy submitted by an intermediary as not being voted with respect to a particular matter are referred to as “broker non-votes”. Although these broker non-votes will be considered shares not present and entitled to vote on such matter, these shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum.

Revocation of Proxies
A proxy may be revoked at any time before its exercise by the filing of a written revocation with Aric M. Spitulnik, Corporate Secretary of the Company, by timely providing a later dated proxy (including by Internet or telephone vote), or by remotely attending the Annual Meeting and voting at such meeting. Mere attendance or participation at the Annual Meeting will not revoke a proxy, and if you are a beneficial owner of shares not registered in your own name, you should coordinate in advance with your record holder in order to be assured that the shares you beneficially own are voted in accordance with your instructions at the Annual Meeting. Without prior coordination with their bank, broker or other intermediary, beneficial owners will be unable to vote, or revoke or modify a previously delivered proxy, through attendance at the Annual Meeting.
Required Vote
The affirmative vote of a majority of the shares of common stock present remotely or by proxy at the Annual Meeting and entitled to vote thereon at the meeting is required to approve each matter requiring the approval of shareholders, other than the vote on election of directors, which is by plurality vote. Under Delaware law, abstentions are generally considered as shares present and entitled to vote and thus have the same effect as a vote against a matter, except with respect to the election of directors by plurality vote, in which case the abstention has no effect. “Nonvoted shares” or “broker non-votes” with respect to such a matter will not be considered as entitled to vote on the matter, and although present for purposes of determining a quorum, will not otherwise affect the determination of whether the matter is approved. There will be no broker non-votes associated with Proposal 2, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will be voted by the broker in its discretion.
The vote on NEO compensation, sometimes referred to as a “say-on-pay” vote, is an advisory (non-binding) vote only, and therefore, it will not bind the Company or the Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future compensation decisions for our NEOs. The compensation paid to our NEOs, as disclosed in this Proxy Statement, will be approved, on an advisory (non-binding) basis, upon shareholder approval of this proposal.
In an uncontested election, if a nominee to the Company’s Board of Directors has a greater number of votes withheld than votes received “FOR” election, then even though that nominee receives a plurality of the vote and is therefore elected, that nominee will not have received a majority of the votes cast in his or her election, and our bylaws provide that such nominee will, within ten business days after the certification of the election results providing for the election of the nominee, submit to the Board a letter of resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will then assess the appropriateness of the continued service of such nominee and recommend to the Board the action to be taken on such tendered resignation. The Board will determine what action to take within ninety days after the date of the certification of election results.
The Board knows of no matters that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. Submission of a proxy, however, confers on the designated proxy the authority to vote the shares in accordance with their discretion on such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement thereof. If, for example, our Board or our Chairman or President determines to direct one or more adjournments of the meeting, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote the shares represented by proxies in the event that it is determined to submit a proposal for adjournment to a vote. Proxies solicited by means of this Proxy Statement will be tabulated by inspectors of election designated by the Board, who will not be employees or directors of the Company or any of its affiliates.
Corporate Governance Highlights
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The Board nominees are all independent, non-employee nominees, other than our CEO;

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The Board’s Nominating and Corporate Governance, Compensation and Audit Committees are comprised of all independent directors;

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Annual election of directors;

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The roles for Chairman and CEO are split;

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Board is committed to continuous improvement and strives to ensure that the composition of the Board is diverse, balanced and aligned with the evolving needs of the Company;

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Established board guidelines including an age restriction of 76 years with potential for a one-time one-year exception;

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Board oversight of risk management;

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Board oversight of sustainability initiatives;

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The Board’s current policy is to provide our shareholders with an opportunity to approve the compensation of our named executed officers each year; and

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Directors are required to notify the Board when the director’s principal occupation or business association changes substantially from the position held when the director originally joined the Board.

Proposal No. 1 — ELECTION OF DIRECTORS
Our Board presently consists of seven directors with each director serving a term that continues until the annual meeting of shareholders in the year following his or her election or appointment and until his or her successor is elected and qualified. Messrs. Brewer, Bryan, Campbell, Irvin and Mukerjee and Mses. Dismore and McLean, each of whom is an incumbent director, have been nominated by the Board for re-election at the Annual Meeting, to serve for an additional one-year term expiring at the Annual Meeting of Shareholders in 2023 and until their successors are elected and qualified. In the event that any nominee is unable or unwilling to serve, the Board may name a substitute nominee and the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board has no reason to believe that any nominee named herein will be unable or unwilling to serve.
The Board unanimously recommends a vote “FOR” the election of each of the nominees nominated by the Board.
Set forth below is information concerning the nominees for election at the Annual Meeting.

Timothy Bryan, age 61 joined the Company as a director in December 2020 and has served as the Chairman of the Board since January 2022. Since July 2011, Mr. Bryan has served as Chief Executive Officer of the National Rural Telecommunications Cooperative (NRTC), an organization focused on providing commercial technology solutions to the nation’s rural electric and telephone cooperatives and companies. Prior to NRTC, from 2005 to 2009, Mr. Bryan served as the Chief Executive Officer of ICO Global Communications, a next generation satellite and terrestrial wireless company. Before ICO, Mr. Bryan served as the Chief Financial Officer of Craig McCaw’s Eagle River Holdings, the President of United Pan Europe Communications (UPC) (now Liberty Global), the Vice President/Finance and Treasurer of Jones Financial Group and Jones Intercable, and the Vice President and Manager of the Communications Division at NationsBank Corporation. In August 2012, Mr. Bryan was appointed to the Board of Directors of FirstNet by the United States Secretary of Commerce and chaired the Finance Committee of the Board. Mr. Bryan also served on the Board of Directors of Arris International (and served on its Audit Committee) until its sale to CommScope in 2019, and on the Board of Directors of Nextel Communications.

Mr. Bryan is well qualified to serve as a member of our Board based on his vast experience in executive positions, primarily focused on finance and executive leadership. The Board has also determined that Mr. Bryan qualifies as an Audit Committee financial expert.

Matthew W. Brewer, age 41, joined the Company as a director in May 2022. Mr. Brewer serves as an Equity Partner of Bartlit Beck LLP, a nationally recognized law firm which he joined in 2008. He has also served on the Board of Commissioners of the Chicago Housing Authority since 2013, and on the Board of Governors of the Metropolitan Planning Council, a nonprofit organization dedicated to shaping a more sustainable and prosperous greater Chicago region, since 2014. Mr. Brewer also served on the Board of Directors of Ann & Robert H. Lurie Children’s Hospital of Chicago, from 2015 to February 2020. He has served as the Founder, Executive Director and Chairman of the Board of Directors of Future Leaders of Chicago, a youth development organization, since 2015. Mr. Brewer received his B.A. in American Studies from Stanford University, his J.D. from Yale Law School and his M.B.A. from Harvard Business School.

Mr. Brewer is well qualified to serve as a member of our Board based on his extensive leadership experience, coupled with his experience in the legal profession.

Steven T. Campbell, age 71, joined the Company as a director in July 2021. Mr. Campbell served at United States Cellular Corporation  (“US Cellular”), a wireless telecommunications service provider, from 2005 through 2020. From 2019 to 2020, Mr. Campbell was Executive Vice President and Chief Administrative Officer. Prior to 2019, he was Executive Vice President, Chief Financial Officer and Treasurer since 2007. In these positions, Mr. Campbell led US Cellular’s finance, strategy, supply chain, legal and regulatory affairs, real estate, and intercarrier business activities. Mr. Campbell also served as a member of US Cellular’s Board of Directors from 2014 to 2020. Prior to joining US Cellular in 2005, Mr. Campbell held leadership positions in finance and operations at 3Com Corporation, U.S. Robotics Corporation, Amoco Corporation and Price Waterhouse & Co. (now PricewaterhouseCoopers). Mr. Campbell previously served as a member of the Board of Directors of United States Cellular Corporation, the Board of Trustees of Quincy University, and the President’s Board of UCAN, a non-profit social services organization.

Mr. Campbell is well qualified to serve as a member of the Board based on his extensive executive management experience in finance and operations and his previous board experience.

Stephanie Dismore, age 49, was elected to the Tessco Board in 2020. Since 2019, she has served as Senior Vice President and Managing Director, North America at HP Inc., where she is responsible for leading all aspects of HP’s market strategy and managing the multibillion-dollar P&L for the company’s largest geographic region. In this capacity, she also oversees direct and indirect sales engagements across HP’s portfolio of products and services, for commercial, consumer and public sector customer segments in North America. Throughout her 23-year tenure at HP, Ms. Dismore has held a variety of leadership positions in sales, marketing, and channel roles. Her deep understanding of how to navigate complex shifts in market dynamics, while achieving business objectives and creating capacity for sustainable growth, have earned her credibility and respect among her colleagues, partners and customers as a thought leader and key decision-maker. A committed advocate for advancing diversity, equity, and inclusion initiatives in the workplace, Ms. Dismore helped found HP’s Global Diversity Advisory Board, and today she serves as an Executive Sponsor for HP’s Racial Equality and Social Justice Task Force, as well as HP’s Global Sustainable Impact Steering Committee. Ms. Dismore currently serves as Chair of the Board of Directors for Boys & Girls Clubs of the Austin Area and is a Board member for the Consumer Technology Association. She also serves on advisory boards for CDW and City of Hope.

Ms. Dismore is well qualified to serve as a member of our Board, due to her extensive experience in executive positions at HP and her knowledge and skills relating to marketing, sales and P&L management, as well as her board experience for a number of organizations.

Vernon Irvin, age 61, joined the Company as a director in July 2021. Since September 2019, Mr. Irvin has served as Executive Vice President and Chief Revenue Officer at Everbridge, Inc., a publicly traded SAAS communication business. In this role, Mr. Irvin leads all customer facing relationships worldwide, sales, account management, revenue, customer success, sales engineering, professional services, customer support, customer learning, and implementations organizations. He is responsible for the operational integration of four recent global M&A transactions. From May 2019 to September 2019, Mr. Irvin served as Head of Global Enterprise Business Development for Syniverse, the $800M Blockchain, Private Mobile Solutions company. From March 2013 to May 2019, Mr. Irvin served as an Executive Vice President at CenturyLink. Mr. Irvin also currently serves on the National Black MBA Association advisory council. Mr. Irvin previously served on the board of Brand Asset Digital, LLC (Private).

Mr. Irvin is well qualified to serve as a member of the Board based on his vast experience in sales and technical solutions.

Kathleen McLean, age 62, joined the Company as a director in December 2020. Since July 2016, Ms. McLean has been a consultant and advisor to senior executives in global corporations. From June 2013 to June 2016, Ms. McLean served as Senior Vice President, Chief Information Officer, and Chief Customer Officer for ADT Inc., a leading provider of electronic security, interactive home and business automation, and monitoring services for residences and small businesses in the U.S. and Canada. Prior to joining ADT, Ms. McLean served as Chief Revenue Officer and Chief Information Officer at FairPoint Communications, Inc., and in senior leadership positions in technology, sales, and service at Verizon Communications, Inc. Ms. McLean is a Governance Fellow of the National Association of Corporate Directors.

Ms. McLean is well qualified to serve as a member of our Board based on her vast experience in executive positions, primarily focused on information technology and customer success.

Sandip Mukerjee, age 59, has served as President and Chief Executive Officer of the Company, and as a member of the Board since August 2019. From 2016 until joining Tessco as its President and Chief Executive Officer, Mr. Mukerjee served as the President of the Global Professional and Consulting Services business for Nokia Software. From 2006-2016, he worked at Alcatel Lucent, starting as the SVP of marketing and business development and culminating in his role as President and General Manager of IP Platforms for the Americas. Mr. Mukerjee began his career at AT&T/Lucent Bell Labs where he held a variety of technical, product management and global strategy positions.

Mr. Mukerjee is well qualified to serve as a member of our Board based on his nearly 30 years of global experience in the wireless and telecom industry in a variety of executive roles including business and strategy development, marketing and general management.

# TESSCO TECHNOLOGIES BOARD OF DIRECTORS

| *PERSONAL DETAILS* | Byan | Brewer | Campbell | Dismore | Irvin | McLean | Mukerjee |
|---|---|---|---|---|---|---|---|
| Age | 61 | 41 | 71 | 49 | 61 | 62 | 59 |
| Gender | Male | Male | Male | Female | Male | Female | Male |
| Underrepresented Group | | ● | | | ● | | |
| Tenure (Start of Service) | 2020 | 2022 | 2021 | 2020 | 2021 | 2020 | 2019 |
| Tenure (Years) | 2 | 0 | 1 | 2 | 1 | 2 | 3 |
| Other Public Company Board Service (Prior) | ● | | ● | | | | |
| Other Public Company Board Service (Current) | | | | | | | |
| ***SKILLS & QUALIFICATIONS*** | | | | | | | |
| Core Industry | ● | | ● | ● | ● | ● | ● |
| Recent Tech Industry Leadership | ● | | ● | ● | ● | ● | |
| Corporate Governance | ● | ● | | | | ● | |
| Technology, Security, Privacy | | | | | | ● | ● |
| Communications, Marketing, Customer Service | | | | | ● | ● | ● |
| Technical, Engineering | | | | | | ● | ● |
| Social, Environmental, DE&I | | | | ● | | ● | ● |
| Finance, Audit, Risk | ● | ● | ● | | | ● | |
| SEC ACFE Qualified | | | ● | | | | |
| Legal, Public Policy | | ● | ● | | | ● | |
| Manufacturing, Supply Chain | | | ● | | ● | | ● |
| Senior Executive | ● | ● | ● | ● | ● | ● | ● |

Board Independence and Leadership Structure
The Board has determined that, other than Mr. Mukerjee, each of the current directors is independent within the meaning of the Company’s director independence standards, which reflect both the Nasdaq and SEC director independence standards, as currently in effect. The three standing committees of the Board are comprised solely of independent directors.
Tessco believes that there are a wide array of leadership structures that could apply to many different business models and, therefore, that every company should be afforded the opportunity to determine the ideal structure for its board leadership. Leadership structures may change over time to best suit the Company’s current needs. Tessco’s Chairman of the Board and Chief Executive Officer roles are divided, and it is expected to remain that way in fiscal year 2023.
In January 2022, the Board of Directors unanimously elected Mr. Bryan to serve as Chairman of the Board.
Meetings and Committees of the Board
The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The current membership and the function of each of the committees is described below. The Board met sixteen times during fiscal year 2022, and during that period no current director attended fewer than 75% of the total number of meetings of the Board and Committees on which that director served. The Company does not have a policy on director attendance at annual meetings, but all of our directors are invited and encouraged to attend annual meetings. Mr. Brewer’s committee assignments will be established in June 2022.
Board Committee Membership
Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Timothy Bryan	X
Matthew W. Brewer
Steven T. Campbell	X	X
Stephanie Dismore	X		X
Vernon Irvin		X	X
Kathleen McLean		X	X
Sandip Mukerjee
Audit Committee
The Audit Committee is primarily concerned with the effectiveness of the auditing efforts by the Company’s independent registered public accounting firm. The Audit Committee’s duties include approving the selection of the Company’s independent registered public accounting firm, reviewing both the scope of audits conducted by them and the results of those audits, and reviewing the organization and scope of the Company’s internal system of accounting and financial controls. The Audit Committee met six times during fiscal year 2022. The Audit Committee also reviews its charter on an annual basis and recommends to the Board updates to such charter when it deems it appropriate. A copy of the Audit Committee charter is available for review on our website (www.tessco.com), under the heading “Investors”. The Board has determined that Mr. Bryan qualifies as an Audit Committee “financial expert” as defined by applicable SEC rules and is “independent” within the meaning of the applicable Nasdaq Rules. Mr. Bryan currently serves as Chairman of the Audit Committee.

Compensation Committee
The Compensation Committee provides assistance to the members of the Board in fulfilling their responsibilities to our shareholders with regard to matters relating to compensation practices of the Company, including salary and other forms of compensation. The Compensation Committee’s primary duties and responsibilities are to formulate and recommend compensation policies of the Company that will enable the Company to attract and retain high-quality leadership in ways that are consistent with the Company’s established compensation philosophy. The Compensation Committee administers the Company’s incentive compensation plans, including our 2019 Stock and Incentive Plan. The Compensation Committee met seven times during fiscal year 2022. The Compensation Committee also reviews its charter on an annual basis and recommends to the Board updates to such charter when it deems it appropriate. A copy of the Compensation Committee charter is available for review on our website (www.tessco.com), under the heading “Investors”. Ms. McLean currently serves as Chairwoman of the Compensation Committee. The Compensation Committee has the authority to select, retain or obtain the advice of any compensation consultant, legal counsel or other advisor as it deems necessary to assist with its duties and responsibilities. The Company has not to date employed a compensation consultant.
Nominating and Governance Committee
The Company has a Nominating and Governance Committee, the functions of which include, among other things, making recommendations to the Board regarding matters and practices concerning the Board, its committees and individual directors; evaluating the current composition and governance structure of the Board and determining its future requirements; making recommendations concerning nominees for election to the Board; and appointing directors to Board committees and selecting Chairpersons of the Board committees. The Nominating and Governance Committee met five times during fiscal year 2022. The Nominating and Governance Committee also reviews its charter on an annual basis and recommends to the Board updates to such charter when it deems it appropriate. A copy of the Nominating and Governance Committee charter is available for review on our website (www.tessco.com), under the heading “Investors”. Ms. Dismore currently serves as Chairman of the Nominating and Governance Committee.
The Nominating and Governance Committee has determined, in its view, that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company, and have an impeccable record of and reputation for honest and ethical conduct in both his or her professional and personal activities. The Committee also examines a candidate’s specific experiences and skills, time availability, potential conflicts of interest and independence from management and the Company. The Board and the Committee have adopted a formal policy with respect to diversity, a copy of which is available for review on our Website (www.tessco.com), under the heading “Investors” and believes that it is essential that the Board is comprised of members that have diverse backgrounds, skill sets, education and professional experience. The Nominating and Governance Committee believes that it has been able to attract and appoint directors of diverse backgrounds in the past using criteria such as that described above, and is committed to continuing to actively seek highly qualified women and minority candidates. The Board and Committee also follow the overall Company philosophy regarding maintaining an environment free from discrimination based upon race, color, religion, national origin, sex, age, disability, sexual orientation, marital status or any unlawful factor. The Board has determined that a director shall not be re-nominated by the Board to serve as a director beyond the end of an elected term during which the director achieves his or her 76th birthday, provided that the Board may re-nominate a director to serve for one additional term commencing after the end of an elected term during which the director achieves his or her 76th birthday if the Board determines that the director’s particular circumstances, contributions or expertise so warrant. The Board believes that it is important for the Board and the executive officers to be committed to the long-term retention and creation of value for shareholders. Accordingly, each independent member of the Board should own at least 10,000 shares of the Company’s common stock by the third anniversary of such director’s initial election.
Director candidates are identified through various means, including recommendations of current directors and executive officers, by the retaining third-party consultants to assist in this process, and by considering director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Committee will consider the needs of the Board and the qualifications of the candidate. The Committee may also consider other factors it determines to be relevant, such as the number of shares held by the recommending shareholder and the length of time that such shares have been held. For the Committee to consider a candidate, a shareholder should submit the recommendation in writing and include the name of the shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership, and the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected and nominated. The shareholder recommendation and information should be sent to our Corporate Secretary at 11126 McCormick Road, Hunt Valley, Maryland 21031 and, in order for the candidate to be eligible for nomination for election at the next annual meeting, must in all respects comply with the procedural requirements set forth in our bylaws and discussed more fully herein under the heading “Shareholder Proposals for the 2023 Annual Meeting”. Once a potential candidate has been identified, the Committee may collect and review information regarding the candidate to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, personal contact with the candidate may be made and further review of the candidate’s accomplishments, qualifications and willingness to serve may be undertaken and compared to other candidates. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration other factors, such as the number of shares held by the recommending shareholder and the length of time that such shares have been held.
Mr. Brewer was appointed to our Board and is standing for reelection at the 2022 Annual Meeting pursuant to the terms of a letter agreement dated May 30, 2022 between us and Lakeview Investment Group & Trading Company, LLC, one of our largest shareholders.
Shareholder Communications with Directors
The Board recommends that shareholders initiate any communications with the Board in writing. Written communications may be directed to our Corporate Secretary. Shareholders can send communications by e-mail to corporatesecretary@tessco.com, or by mail to Corporate Secretary, TESSCO Technologies Incorporated, 11126 McCormick Road, Hunt Valley, Maryland 21031. This centralized process will assist the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.
Board’s Role in Risk Oversight
The Board oversees the business of the Company, including CEO and senior management performance and risk management, in an effort to assure that the long-term interests of the shareholders are being served. Each committee of the Board is also responsible for reviewing Company risk exposure in the area of the committee’s responsibility and providing input to management on such risks.
Our management and Board have a process to identify, analyze, manage and report all significant risks to the Company. Our CEO and other senior managers regularly report to the Board on significant risks facing the Company, including financial, operational, competitive, legal, regulatory, cyber and strategic risks. Each of the Board committees review with management significant risks related to the committee’s area of responsibility and reports to the Board on such risks. The independent Board members also discuss material risks when they meet in executive session without management.
Employee, Officer and Director Hedging
The Company’s Corporate Governance Guidelines prohibit our directors and executive officers from entering into hedging or monetization transactions or similar arrangements with respect to Company securities and from pledging any Company securities as collateral. A copy of the Company’s Corporate Governance Guidelines is available for review on our website (www.tessco.com) under the heading “Investors”.

Director Compensation for Fiscal Year 2022
The current compensation program for independent directors is designed to achieve the following goals: fairly pay directors for work required for a company of our size; align directors’ interests with the long-term interests of shareholders; and structure compensation in a simple and transparent format, which is easy for shareholders to understand.
In consideration for services on the Board, each non-employee director of the Company is paid $41,000 per fiscal year and the Chairman of the Company is paid $51,000 per fiscal year. In addition, each non-employee director of the Company, including the Chairman, is paid $2,500 for each meeting of the Board and $1,000 for each meeting of a Committee of the Board that he or she attends. The director compensation table below does not include reimbursements for reasonable out-of-pocket expenses incurred in connection with attendance at Board or Committee meetings. Directors are also eligible to receive equity-based awards under our equity compensation plans. Since fiscal year 2012, independent directors have received annual awards of Restricted Stock Units (RSUs) at the beginning of each fiscal year. These awards provide for the issuance of shares of the Company’s common stock in accordance with a vesting schedule, which typically provides for vesting of 25% of the shares annually over of each of the following four years, provided that holder remains associated with the Company (or meets other criteria as prescribed in the RSU award agreement) on each such date.
For fiscal year 2021, to improve the Company’s cash position and to further align the interests of the Board with shareholders, the $41,000 annual consideration for services (or pro-rata portion thereof) was paid by the grant of shares of restricted stock, in lieu of cash, with otherwise equivalent grant date fair market value. That practice continued for fiscal 2022. Each then serving non-employee Director received 5,563 shares of restricted stock on April 29, 2021, that will vest in whole or in part, subject to certain conditions, on July 1, 2022. Messrs. Campbell and Irvin received a pro-rata portion (4,548 shares) when joining the Board in August 2021, which are scheduled to vest on August 1, 2022, upon the first anniversary of the grant date. In addition, for fiscal 2022, in May 2021, the Company issued additional RSUs to the directors in lieu of the estimated amount of cash payments that would otherwise be paid as fees in respect of board and committee meetings during fiscal 2022. These amounts varied due to the estimated number of meetings of each committee and the committee composition. Accordingly, for fiscal year 2022, Mr. Bryan received 6,318 RSUs, Mr. Campbell received 5,092 RSUs, Mr. Irvin received 5,491 RSUs, and Ms. Dismore and Ms. McLean each received 6,660 RSUs. These grants are scheduled to vest upon the first anniversary of the respective grant dates. Differences between the estimated number of meetings used in determining the number of RSUs issued and payments due based on the actual number of meetings held and attended by each board members were trued up in a cash payment to each board member in fiscal 2023.
The following table summarizes the compensation awarded to, earned by, or paid to the Company’s non-employee directors during fiscal year 2022 (including all individuals who served as Directors at any point during fiscal year 2022):

Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Jay G. Baitler	30,667	—	—	—	30,667
Robert B. Barnhill	23,667	—	—	—	23,667
Timothy Bryan	—	109,357		—	109,357
Steven T. Campbell	—	75,966	—	—	75,966
Stephanie Dismore	—	111,861		—	111,861
Paul J. Gaffney	3,333	100,610	—	—	103,943
Vernon Irvin	—	78,364	—	—	78,364
Kathleen McLean	—	111,861		—	111,861

(1)
This column value reflects RSUs and restricted stock awards, as follows. Reflects the number of RSUs granted (3,000 for each director, excluding Messrs. Baitler and Barnhill who both retired at the Annual Meeting of Shareholders for fiscal 2021), multiplied by the grant date fair value calculated as of the applicable grant date (calculated as the closing price of Tessco common stock as reported by Nasdaq on the date of grant ($7.37 for all directors except Messrs. Campbell and Irvin; for Messrs. Campbell and Irvin, $6.01). These shares have vested or will vest ratably on or about May 1 of 2022 (August 1 for Messrs. Campbell and Irvin), 2023, 2024 and 2025, assuming that each director remains affiliated with the Company on those dates, and subject to accelerated vesting upon a change in control, election results or termination of service to the Company under certain circumstances. RSUs for Mr. Gaffney vested upon his exit from the Board during fiscal year 2022. For a discussion of the assumptions made in the valuation of these awards, see Note 16 to the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 27, 2022. In addition to RSU grants, reflects the grant to certain directors of restricted stock during fiscal year 2022 in lieu of receiving an annual Board retainer payment. These shares are earned based on the number of days each director served on the Board during fiscal year 2022. Shares earned by each director are as follows: for Mr. Bryan and Mses. Dismore and McLean, 5,563 shares; for Messrs. Campbell and Irvin, 4,548 shares and for Mr. Gaffney, 2,231 shares. The number of shares of restricted stock is multiplied by the grant date fair value calculated as of the applicable grant date (calculated as the closing price of Tessco common stock as reported by Nasdaq on the date of grant (April 29, 2021) of $7.37 and will vest on July 1, 2022 (except for Messrs. Campbell and Irvin, for whom the stock price was $6.01 (as of the date they joined the Board) with a vesting date of August 1, 2022). Finally, certain directors were granted additional RSUs during fiscal year 2022 in lieu of receiving payment in cash for attendance at Board and Committee meetings. These shares are earned based on the number of days each director served on the Board during fiscal year 2022. Shares earned by each director are as follows: for Mr. Bryan, 6,318, Mr. Gaffney 2,055, Mses. Dismore and McLean, 6,600 shares; for Mr. Campbell, 5,092 and Mr. Irvin, 5,491 shares. These RSUs are multiplied by the grant date fair value calculated as of the applicable grant date (calculated as the closing price of Tessco common stock as reported by Nasdaq on the date of grant (May 25, 2021) of $7.32 and vested on May 25, 2022 (except for Messrs. Campbell and Irvin, for whom the stock price was $6.01 (as of the date they joined the Board) with a vesting date of August 1, 2022). The total aggregate number of stock awards outstanding at fiscal year end for each then current non-employee director is as follows: for Mr. Bryan, 14,881, for Mr. Campbell, 12,640, for Ms. Dismore, 17,473, for Mr. Irvin, 13,039, for Ms. McLean, 15,223.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of common stock of the Company as of June 10, 2022 by (i) all shareholders known by the Company to beneficially own more than five percent of our common stock, (ii) each of our current directors and director nominees, (iii) all individuals serving as our Chief Executive Officer and Chief Financial Officer during fiscal year 2022, and our other three most highly compensated executive officers as of the end of our most recent completed fiscal year (and those executive officers who would have then been among the most highly compensated executive officers had they been serving as such at fiscal year end), (collectively, the “named executive officers” or “NEOs”), and (iv) all current directors and executive officers as a group. Percentage of beneficial ownership is based on 9,132,796 shares of common stock outstanding on June 10, 2022. The amounts and percentage of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Directors, Director Nominee and Named Executive Officers(1):
Timothy Bryan(2)(5)	31,275	*
Matthew W. Brewer(6)	5,791	*
Steven T. Campbell(3)(4)	17,339	*
Kathleen McLean(2)(4)	19,100	*
Stephanie Dismore(2)(4)	25,355	*
Vernon Irvin(3)(4)	17,738	*
Sandip Mukerjee(7)	199,017	2.2%
Thad Lowe(7)	20,545	*
Douglas A. Rein(7)(8)	193,203	2.1%
Tammy Ridgely(7)	37,460	*
Aric M. Spitulnik(7)	145,951	1.6%
All Current Directors and Executive Officers as a group (10 persons)	713,662	7.8%
Five Percent Shareholders:
Robert B. Barnhill(9)	1,623,386	18.3%
Lakeview Investment Group.(10)	1,331,591	14.8%
Bradley L. Radoff(11)	635,000	7.0%
Renaissance Technologies, LLC(12)	447,353	5.0%
Dimensional Fund Advisors(13)	404.606	4.8%

*
Less than 1% of the outstanding common stock.

(1)
Unless otherwise noted, each person exercises sole (or shares with a spouse or other immediate family member) voting and dispositive power as to the shares reported. The address for all current directors and NEOs is c/o TESSCO Technologies, Incorporated, 11126 McCormick Road, Hunt Valley, Maryland 21031.

(2)
Includes 5,563 shares of Restricted Stock issued in lieu of certain director fees for fiscal year 2022, in respect of which (or part of which) the risk of forfeiture will lapse on July 1, 2022, or earlier upon the occurrence of certain events.

(3)
Includes for each 4,548 shares of Restricted Stock issued in lieu of certain director fees for fiscal year 2022, in respect of which (or part of which) the risk of forfeiture will lapse on August 1, 2022, or earlier upon the occurrence of certain events.

(4)
Includes 6,949 shares of Restricted Stock issued in lieu of certain director fees for fiscal year 2023, in respect of which (or part of which) the risk of forfeiture will lapse on July 1, 2023, or earlier upon the occurrence of certain events.

(5)
Includes 8,644 shares of Restricted Stock issued in lieu of certain director fees for fiscal year 2023, in respect of which (or part of which) the risk of forfeiture will lapse on July 1, 2023, or earlier upon the occurrence of certain events.

(6)
Includes 5,791 shares of Restricted Stock issued in lieu of certain director fees for fiscal year 2023, in respect of which (or part of which) the risk of forfeiture will lapse on July 1, 2023, or earlier upon the occurrence of certain events.

(7)
Includes shares issuable upon the exercise of stock option award exercisable within 60 days at exercise prices ranging from $4.36 to $22.64 per share. For Mr. Rein, 87,611 shares, for Mr. Spitulnik, 112,396 shares, for Mr. Mukerjee, 185,649 shares, for Mr. Lowe 15,417 shares and for Ms. Ridgely 27,500 shares.

(8)
Includes 24,671 shares of Restricted Stock issued in connection with his Transition Agreement on March 29, 2022, in respect of which the risk of forfeiture will lapse on March 29, 2023. Mr. Rein ceased to serve as an executive officer or officer of the Company effective as of the end of the 2022 fiscal year.

(9)
Derived from Schedule 13D/A filed by Mr. Barnhill on July 23, 2021, which reports information as of the same date. Includes 316,500 shares held by Mr. Barnhill’s spouse and children and 26,500 shares held by a private charitable foundation of which Mr. Barnhill and his spouse are the sole directors. Mr. Barnhill disclaims beneficial ownership over the shares held by the foundation. Mr. Barnhill’s address is 24 Dockside Lan, #262, Key largo, FL 33037

(10)
Derived from Schedule 13D/A filed by Lakeview Investment Group & Trading Company, LLC. on February 22, 2022, indicating February 17, 2022 as the date of event requiring filing. Lakeview’s address is 444 West Lake #1900, Chicago, Illinois 60606.

(11)
Derived from Schedule 13G filed by Bradley L. Radoff on May 31, 2022, which reports information as of May 20, 2022. Mr. Radoff’s address is 2727 Kirby Drive, Unit 291, Houston, Texas 77098.

(12)
Derived from Schedule 13G filed by Renaissance Technologies, LLC on February 11, 2022, which reports information as of December 31, 2021. Renaissance’s address is 800 Third Avenue, New York, New York 10022.

(13)
Derived from Schedule 13G/A filed by Dimensional Fund Advisors LP on February 16, 2021, and which reports information as of December 31, 2020. Dimensional’ s address is Palisades West, Building One, 3600 Bee Cave Road, Austin, Texas 78746.

Proposal No. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the 2023 fiscal year, and the Company seeks ratification of such appointment by the shareholders. Ernst & Young LLP has audited our financial statements commencing with fiscal year 2003. Representatives of Ernst & Young LLP are expected to attend the virtual Annual Meeting remotely and will have the opportunity to make a statement if they desire to do so, and be available to respond to appropriate questions.
Shareholder ratification of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to approve the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of our shareholders.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for fiscal years 2022 and 2021:
	2022	2021
Audit fees(1)(2)	$626,000	$778,500
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$626,000	$778.500

(1)
Audit services of Ernst & Young LLP for fiscal years 2022 and 2021 consisted of quarterly reviews and the annual audit of the consolidated financial statements of the Company, and advisory services on technical issues related to the audit.

(2)
In fiscal year 2021, higher fees are primarily related to the additional audit procedures in connection with the Company’s sale and exit from the retail business.

Pursuant to the Company’s Audit Committee Charter, all audit services and permitted non-audit services to be performed for the Company by its independent registered public accounting firm are pre-approved by the Audit Committee. The Committee has delegated authority to one or more members to pre-approve audit and permitted non-audit services (including pre-approval of fees), provided that the approvals granted by such persons are reviewed with the full Audit Committee at its next scheduled meeting. All fees incurred in fiscal years 2022 and 2021 and reflected in the table above were pre-approved.
The Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2023.

Proposal No. 3
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), was revised following the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and requires that the Company seek an advisory, non-binding, shareholder vote on the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement. Accordingly, as required by the Exchange Act and the rules mandated by the SEC, we are providing our shareholders with the opportunity to cast an advisory, non-binding, vote on the compensation of our NEOs, as disclosed in this Proxy Statement in accordance with and pursuant to the compensation disclosure rules of the SEC.
We believe that our compensation policies and procedures align with the long-term interests of our shareholders. The Company’s compensation program is guided by a carefully considered philosophy that total executive compensation should vary based on achievement of defined financial and non-financial goals and objectives, both individual and corporate, and should be focused on long-term strategies to build shareholder value. The Compensation Committee acts diligently to provide compensation opportunities that are competitive and that emphasize performance with a long-term perspective. We believe that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.
We invite you to consider the details provided in the COMPENSATION DISCUSSION AND ANALYSIS section of this Proxy Statement, as well as the SUMMARY COMPENSATION TABLE and other tabular information and related materials included in this Proxy Statement. These will present you with the breadth of the considerations that are taken into account when setting compensation and details of the valuation of the elements of the compensation program as a whole. The Summary Compensation Table and its footnotes allow you to view the trends in compensation and application of our philosophies and practices for the last three years.
Because your vote is advisory, it will not be binding. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements.
The Company’s current policy is to provide our shareholders with an opportunity to approve the compensation of our NEOs every year. It is expected that the next advisory vote will be held at the 2023 Annual Meeting of Shareholders.
The Board unanimously recommends that the shareholders vote, on an advisory, non-binding basis, “FOR” approval of the compensation of our Named Executive Officers for the fiscal year ended March 27, 2022, as disclosed in this Proxy Statement pursuant to the Compensation Disclosure Rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and other tabular information and related material.

EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee, which is composed solely of independent directors, assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of Tessco’s executive officers. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management, including our Chief Executive Officer, Sandip Mukerjee. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in Tessco’s 2022 Annual Report on Form 10-K (incorporated by reference herein) and in this Proxy Statement.
Compensation Committee
Kathleen McLean, Chairperson
Steven T. Campbell
Vernon Irvin
As of June 17, 2022
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee (the “Committee”) of our Board of Directors (the “Board”), which is comprised entirely of independent directors, oversees our executive compensation program and determines all compensation for our executive officers. From time to time, the Committee requests recommendations from our Chief Executive Officer (“CEO”) regarding the amounts, types and structure of our executive compensation. This section of the Proxy Statement focuses on the compensation program for our CEO, Chief Financial Officer (“CFO”), two other most highly compensated executive officers and one former executive officer who would have been among the three most highly paid at fiscal year-end 2022 had he remained an executive officer, whom we refer to collectively as our “named executive officers”, or “NEOs”. Our NEOs for purposes of this Compensation Discussion and Analysis are:
NEOs	Positions as of March 28, 2021
Sandip Mukerjee	President and CEO
Aric M. Spitulnik	Senior Vice President and CFO
Thad Lowe	Senior Vice President
Douglas A. Rein	Senior Vice President
Tammy Ridgely	Senior Vice President
Mr. Lowe and Ms. Ridgely were promoted to Senior Vice Presidents in March 2022. Mr. Lowe is the Company’s Chief Technology Officer and oversees the Ventev product line and our SaaS offering. Ms. Ridgley leads our vendor management, supply chain, customer success and marketing teams.
Mr. Rein no longer serves as an executive officer. On March 22, 2022, we entered into an agreement (“Transition Agreement”) with Mr. Rein, then our Senior Vice President, Performance Systems and Operations, establishing mutually agreed terms that will allow Mr. Rein, who has served the Company for over 22 years, to transition out of his current position, remain available to train or transition his responsibilities to a successor, assist the Board and CEO in connection with various corporate initiatives, and then retire on March 26, 2023. Mr. Rein will remain an “at will” employee of the Company until March 26, 2023, but ceased to serve in his capacity as Senior Vice President, Performance Systems and Operations, or in any other officer position with the Company, effective at the end of fiscal 2022.
Executive Summary
Tessco operates in the extremely competitive and rapidly changing wireless communication product and service industry. The Committee believes that compensation programs for our NEOs should and do align the financial interests of the NEOs with those of our shareholders. The programs are designed to attract, motivate and retain talented executives for our long-term success.
Our current executive compensation programs established by the Committee are heavily weighted to incentive compensation that is “at risk”. The broad objectives of the programs are to:
•
Enable us to attract, retain and motivate executives who can significantly contribute to our short-term and long-term success, and to develop the overall talent of Tessco;

•
Reward executives for the achievement of specific and overall business objectives;

•
Target compensation to be competitive with the organizations with which we compete for talent (although we do not engage in a formal benchmarking process);

•
Encourage and reward both profitable growth and operating efficiency;

•
To the extent equitable and practical, deliver compensation in a tax efficient and cost-effective manner;

•
Provide a rational and consistent compensation system that is well communicated and understood by the participants;

•
Tie a significant portion of compensation to the accomplishment of strategic goals and the creation of long-term shareholder value; and

•
Provide motivational programs that focus not only on compensation, but also leadership development and personal growth opportunities.

Fiscal 2022 was our first full year following the divestiture during fiscal 2021 of our Retail business. Our exit from the Retail business was a significant milestone in our long-term strategy, and we are now fully focused on our more profitable Carrier and Commercial business. Tessco, like most companies in wireless communications space, continues to be significantly impacted by the COVID-19 pandemic, albeit to a lesser extent now than in fiscal 2021. Additionally, constraints in the global supply chain caused delays in receiving product from vendors and drove a record high sales backlog. Despite these challenges, we achieved significant improvement in most key financial metrics in fiscal 2022. Revenues from continuing operations totaled $418 million, a 12% increase over the prior year, and gross profits from continuing operations totaled $78 million, a 15% increase. Our selling, general and administrative expenses were down 5% compared to fiscal year 2021, despite the increase in revenues. Loss before the benefit for income taxes was reduced by $14 million, totaling $4.4 million, compared to last year’s loss of $18.2 million. We also achieved positive adjusted EBITDA of $0.3 million, compared to a loss of $12.8 million in fiscal 2021. Results achieved in fiscal year 2022, largely met the minimum targets established by the Compensation Committee near the beginning of the year (primarily Adjusted EBITDA), and the variable payments made to our NEOs in fiscal year 2022 are reflective of these results.
Our executive compensation program generally includes several elements that, taken together, we believe allow us to achieve the best alignment of Company growth, long-term shareowner value and team member retention. These elements are:
•
Base salary

•
Performance-based and other incentive programs, consisting of

•
annual cash bonus based on Company performance

•
annual equity awards that, if earned, vest over a one-year period

•
periodic grants of stock options or restricted stock units that vest over a four-year period

We strongly believe that our executives are properly motivated by appropriate base salaries and our pay for performance and other incentive programs. The Committee continues to believe performance-based equity compensation and time-vested stock grants are aligned with long-term shareholder interests. The Committee continually reevaluates its approach to executive compensation, and when circumstances are determined to justify it, the Committee makes adjustments. The Committee has more recently concluded that stock option and/or restricted stock unit (RSU) grants to NEOs and others can also provide an effective retention and/or recruiting tool and additional incentive for driving long-term stock price growth.
Components of NEO Compensation
The Company has historically made use of the following components for NEO compensation, which are approved by the Committee, with recommendations or input from management where appropriate:
Component	Purpose	Relationship to Performance	Fixed or Performance Based	Short or Long Term
Base Salary	To provide an appropriate level of market competitive fixed compensation to attract and retain executives.	Pre-set amount subject to adjustment based on individual performance.	Fixed	Short-Term
Performance-based Annual Cash Bonuses	To encourage annual results that create shareholder value.	Linked to actual achievement of predetermined Company objectives and personal performance.	Performance Based	Short-Term
Performance Stock Award Program	To encourage annual results that create shareholder value, and to provide retention incentive.	Linked to actual achievement of predetermined Company objectives. Shares, if earned, vest over a four-year period.	Performance Based	Short and Long-Term
Restricted Stock and Restricted Stock Units	To encourage long-term retention and shareholder value.	Shares vest over a four-year period assuming continued employment.	Fixed (though value increase dependent on positive stock performance)	Long-Term
Stock Options	To encourage growth in shareholder value, and to provide retention incentive.	Based solely on growth in Company stock price from the grant date.	Fixed (though value increase dependent on positive stock performance)	Long-Term
Performance Stock Options	To encourage growth in shareholder value and the achievement of operating milestones, and to provide retention incentive.	Based on growth in Company stock price from the grant date and requires achievement of predetermined operating milestones.	Performance Based	Long-Term
Retirement and other benefits	To provide retention incentive and varying levels of nonperformance-based compensation.	NEO’s participate in the Company’s broad-based health and welfare, life insurance, disability and retirement programs and 401(k) Plan and Team Member Stock Purchase Plan, which are open to all of our employees.	Fixed	Long-Term
Design
The Committee believes that a major portion of NEO compensation should be at risk and subject to the financial performance of the Company. The only guaranteed forms of NEO compensation are base salaries and the benefit programs (most of which are generally available to all management employees). Historically, the remainder of compensation must be earned through the attainment of predetermined individual or Company financial performance objectives or milestones, approved by the Committee with recommendations or input from management as appropriate, or through increases in our stock value, as well as continued employment until predetermined dates. The Compensation Committee made Restricted Stock Unit Awards as part of 2023 NEO compensation, which awards will vest based on continued employment until predetermined dates and are focused on retention. Our compensation programs are designed within a framework based on the achievement of pre-established financial targets or on stock performance, or sometimes both. We seek to create an alignment of the financial interest of our NEOs with those of our shareholders by providing appropriate near- and long-term financial incentives that reward executives for enhanced shareholder value and for achieving objectives designed to enhance shareholder value, and to encourage retention.
Reward Metrics
A significant percentage of NEO compensation potential is at risk and performance based. This performance-based compensation requires the achievement of specific performance targets intended to drive shareholder value over the long-term in order for the compensation to be paid and is designed to reward achievement of targeted financial results and individual performance. These performance metrics are based on financial measures regularly used by our management internally to understand, manage and evaluate our business and make operating decisions. The following is a list of our typical reward metrics, although some may or may not be used every year or be applicable to each NEO.
Metric	Definition	Why Selected	Pay Program
Landed Gross Profit	Landed gross profit is a Tessco defined term that is revenue, less cost of goods sold, freight-in and value-added labor.	Landed gross profit is measure used internally to track the profitability of certain markets and product lines.	Performance-based Annual Cash Bonus Program
Operating Income	A measure of gross profit less selling, general and administrative expenses. All NEOs are accountable for overall operating income as well as of their individual units, if applicable.
Operating income is widely used by investors and analysts as a measure to evaluate a company’s performance. As opposed to EPS, operating income excludes the impact of the Company’s tax rate which is generally not subject to control by the Company’s executives.
Performance-based Annual Cash Bonus Program
EBITDA and Adjusted EBITDA
A measure of gross profit less selling, general and administrative expenses, net of depreciation. Adjusted EBITDA also is net of stock-based compensation. All NEOs are accountable for overall EBITDA as well as of their individual units, if applicable.

EBITDA is widely used by investors and analysts as a measure to evaluate a company’s performance. As opposed to EPS, EBITDA excludes the impact of the Company’s tax and depreciation. Adjusted EBITDA also excludes stock-based compensation. EBITDA and Adjusted EBITDA are intended to be a better representation of operating cash flow than net income.
Performance-based Annual Cash Bonus Program and Performance Stock Award Program
Individual Performance Factor	Generally, a subjective assessment of the executive’s collaboration and ability to deliver bottom-line financial results.	This measure assesses alignment and accountability while adding an element of subjectivity and discretion.	Performance-based Annual Cash Program
How Compensation is Determined
Opportunity for Shareholder Feedback.   The Committee considered feedback from our shareholders regarding our executive compensation program. The advisory (non-binding) vote on our overall executive compensation policies and procedures first instituted in 2012 and continued in 2015, 2018 and annually thereafter, provides shareholders with an opportunity to communicate their views on our executive compensation program on a regular basis. At our 2018 Annual Meeting of Shareholders, our shareholders voted on an advisory (non-binding) basis to hold “say-on-pay” votes each year and we accordingly, we will continue to hold this vote on executive compensation at the 2022 Annual Meeting of Shareholders.
At our 2021 Annual Meeting of Shareholders, our shareholders voted to approve, on an advisory (non-binding) basis, the compensation paid to the Company’s NEOs for fiscal year 2021. We have considered this “2021 say-on-pay vote” and we believe that support from our shareholders for the 2021 say-on-pay vote proposal indicates that our shareholders are supportive of our overall approach to executive compensation.
Base Salary.   Base salary is the fixed component of the NEO’s annual cash compensation and is set with the goal of attracting talented executives and adequately compensating and rewarding them for services rendered during the fiscal year. The Committee periodically reviews base salaries for our NEOs on its own initiative and at the recommendation of the CEO. In reviewing base salaries, the Committee considers each NEO’s level of responsibility, the size and complexity of their business unit, changes in duties and responsibilities, the business and overall and business unit financial results, the relationship among base salaries paid to others within TESSCO, and knowledge of base salaries paid by peers to comparable executives.
Mr. Mukerjee’s base salary has been set by contract and cannot be reduced. No other NEO has a base salary set by contract.
Base salaries of each NEO for fiscal year 2022 are discussed below under the heading “Fiscal Year 2022 Executive Compensation”, and the actual salaries paid to each NEO for fiscal year 2022 are set forth in the “Summary Compensation Table” under the heading, “Salary”.
Performance-Based Annual Cash Bonus Program.   Cash bonus earning opportunities for each individual are expressed as a percentage of the actual base salary paid to the NEO during the fiscal year and are determined by the Committee. The percentages are determined by the Committee based upon the NEO’s job level and responsibilities and may vary for different officers or business units.
Early in each fiscal year, the Committee establishes specific performance objectives for the payment of cash bonuses for that year. The performance objectives for each year are aligned with Tessco’s growth and diversification strategies and have included: earnings per share, Adjusted EBITDA, operating income, landed gross profit, operating margin, non-concentrated net profit contribution, unit/segment results, customer growth, return on capital employed, productivity measurements (i.e., net income as a percentage of revenues), IT initiatives, strategic imperatives, and returns (i.e., return on assets). For fiscal year 2022, all performance objectives were annual targets. When establishing performance goals for a given period, the Committee reviews and discusses Tessco’s business and financial plans for that year and key underlying assumptions, expectations under then-existing and anticipated market conditions, and the opportunity to generate shareholder value. Based on these and other factors, the Committee establishes the performance targets for purposes of cash bonuses.
Generally, following the close of each fiscal year (or other measurement period when applicable), the Committee determines whether the performance objectives for the period have been achieved and evaluates and then rates the individual performance of each of the NEOs for purposes of cash bonuses. This individual rating may increase or decrease the final cash bonus amount for a NEO. The Committee evaluates each NEO’s leadership skills and contribution by considering a variety of factors, including collaboration within the organization and the individual’s ability to drive bottom-line results.
Also see the “Summary Compensation Table” included herein, under the heading “Non-Equity Incentive Plan Compensation”.
Performance Stock Award Program and other Equity Incentives.   The Committee believes that providing equity-based rewards to senior leaders and key contributors who are responsible for developing and successfully executing Tessco’s growth strategies is in the best interests of all shareholders. The Company had granted Performance Stock Units (“PSUs”) to its NEOs and other key contributors in each fiscal year, beginning in fiscal year 2005 and through fiscal year 2020. No PSUs were granted to NEOs in fiscal year 2021, but PSUs were again granted in fiscal year 2022. Tessco’s Performance Stock Award Program is designed to reward the achievement of business objectives that benefit shareholders, and to help retain a successful and tenured management team. While the Committee believes equity-based compensation based on both performance and time-based metrics, like PSUs, may generally be more aligned with long-term shareholder interests than stock options, it believes that stock option and restricted stock unit grants to NEOs can also serve as an effective retention and recruiting tool, and as additional incentive for driving long-term stock price growth. Therefore, the Committee uses both and may emphasize any of these types of awards from time to time.
Similar to cash bonuses, the Committee establishes specific performance objectives for the earning of shares under PSU awards. While those goals need not be the same as those established for cash bonuses, they are generally established on the basis of the same criteria and after similar consideration. Generally, no shares are earned if the “threshold” is not met, and a maximum number of shares are earned if the “target” is met, all consistent with the desire of the Committee to incent the executive officers to increase earnings per share for the benefit of all shareholders. Shares earned upon the satisfaction of performance measures for the applicable period vest and are issued over a determined time-period (generally has been four years, but for PSUs granted in fiscal 2022, was one year), provided that the executive remains employed by the Company at the respective vesting dates. As with cash bonuses, each executive officer’s performance is evaluated and rated by the Committee, and this rating may increase or decrease the final number of shares earned, but in no circumstances can the number of shares earned exceed the number of PSUs granted.
Similar to cash bonuses, following the close of each fiscal year for which PSUs are issued, the Committee determines whether and to what extent the performance thresholds have been met for PSU purposes. When considering whether earnings per share or other similar measures (i.e., EBITDA or adjusted EBITDA) performance thresholds have been met, the Committee considers the impact of these awards and payments under cash bonuses and all other cash and equity reward programs.
The Compensation Committee has also utilized restricted stock awards, restricted stock units (RSUs) and stock options as additional compensation for certain key executives when the Compensation Committee determines that the circumstances so warrant. The Compensation Committee recently awarded RSUs as part of 2023 NEO compensation. Mr. Mukerjee was granted a stock option for 250,000 shares of our common stock shortly after commencement of his employment as CEO in August 2019. The use of stock options as a means of equity incentive compensation for NEOs and other senior executives has increased over the past several years, as compared to the previous decade or more. In fiscal year 2022, Mr. Mukerjee received stock options for 40,000 shares, Messrs. Rein and Lowe and Ms. Ridgely received stock options for 20,000 shares and Mr. Spitulnik received stock options for 22,500 shares. The exercise price for each of these options was equal to the trading price of our common stock on the respective grant dates. Historically, options have been granted with a maximum term of six years, although the 2019 Plan allows awards to have a term of up to ten years from the date of grant.
During fiscal 2022, the Compensation Committee also granted PSUs to certain members of the management team. Unlike prior year issuances of PSUs, these PSUs were issued as a replacement of a certain portion of each NEO’s performance cash bonus opportunity and thus have a vesting period of only one year. For each NEO, the first 60% of each NEO’s cash bonus opportunity was to be paid in cash (to the extent earned), and any earnings above the first 60% was to be paid in stock through this PSU grant. During fiscal 2022, Mr. Mukerjee received a PSU grant for 37,569 shares, Mr. Spitulnik received a grant for 13,320 shares, Mr. Rein received a grant for 15,318 shares, Mr. Lowe received a grant for 11,544 shares and Ms. Ridgely received a grant for 10,656 shares.
Retirement and Other Benefits.   The key retirement and other benefits provided to our NEOs, where applicable, are described below.
•
Executive Life and Long-term Care Insurance.   NEOs are provided life insurance benefits with coverage of between $250,000 and $500,000 ($1,000,000 for Mr. Mukerjee), including the option to accelerate up to 100% of this death benefit to be used for long-term care expenses.

•
Supplemental Long-Term Disability.   If a NEO should become disabled and unable to work for a period lasting more than 90 days, this benefit will provide an additional level of income not covered by our group long-term disability plan. The group long-term disability plan provides coverage for up to two-thirds of salary and bonus, up to a maximum base salary of $144,000. See the “Potential Payments Upon Termination or Change in Control” section below for details on each executive’s current disability coverage.

•
Excess Liability Insurance.   NEOs are provided with excess liability coverage of up to $10,000,000 for each of the NEOs.

•
401(k) Plan and Team Member Stock Purchase Plan.   NEOs are also eligible to participate in our 401(k) and Team Member Stock Purchase Plan, which are both open to all employees.

Executive Perquisites.   The Committee believes that it has taken a conservative approach to perquisites. Each of the NEOs was the beneficiary of minor perquisites in fiscal year 2022, which totaled less than $10,000 for each. The Committee has considered these perquisites and has determined them to be reasonable and appropriate.
Fiscal Year 2022 Compensation
This section provides an explanation and analysis of the decision-making behind the compensation provided to NEOs for fiscal year 2022.
1.
Base Salary.   Messrs. Rein, and Mukerjee’s base salaries remained at $345,000 and $550,000, respectively. Mr. Lowe and Ms. Ridgely’s salary on the date they were appointed as Senior Vice Presidents in March 2022 were $260,000 and $265,000, respectively. Mr. Spitulnik’s salary was increased at the beginning of fiscal 2022 to $300,000. Prior to fiscal year 2022, Mr. Rein base salary was last increased in fiscal year 2015. Mr. Mukerjee’s salary was set at $550,000 upon his appointment as President and CEO in August 2019. The Committee believes that all NEO salaries are consistent with the Committee’s philosophy of weighting total compensation toward “at-risk” incentive compensation.

2.
Performance-based Annual Cash Bonuses.   At the beginning of fiscal year 2022, the Committee established various annual performance targets for purposes of a cash bonus plan. Cash bonus earning opportunities for each individual are expressed as a percentage of the actual base salary paid to the NEO during the fiscal year, and are determined by the Committee. These cash bonus earning opportunities for fiscal year 2022 were 100% for Mr. Mukerjee, 65% for Mr. Spitulnik and 50% for Mr. Lowe and Ms. Ridgely. Mr. Rein’s cash bonus plan for fiscal 2022 was converted to a restricted stock grant in accordance his Transition Agreement. The earning opportunity for fiscal year 2023 remains the same for Messrs. Mukerjee and Spitulnik. Mr. Lowe and Ms. Ridgely’s earning opportunity will be 65% for fiscal 2023. Mr. Rein will no longer be an NEO for fiscal 2023. As noted above, for fiscal 2022 only, a portion of each NEO’s cash bonus opportunity was converted to PSUs to be earned on the basis of results achieved in fiscal 2022.

For fiscal year 2022, cash bonuses were determined on the basis of Adjusted EBITDA for Messrs. Mukerjee and Spitulnik and various landed gross profit metrics for Mr. Lowe and Ms. Ridgely and evaluation of individual performance. Based on actual results in fiscal year 2022, performance-based annual bonus for fiscal year 2022 were $330,000 for Mr. Mukerjee, $116,250 for Mr. Spitulnik and $50,000 for Mr. Lowe and Ms. Ridgely.
3.
Stock Options.   During fiscal year 2022 the Committee granted stock options for 30,000 shares of our common stock to Mr. Mukerjee, 20,000 shares to each of Messrs. Lowe and Rein and Ms. Ridgely, and 22,500 shares to Mr. Spitulnik. Stock options have an exercise price equal to the grant date stock price, and those issued in fiscal 2022 have a term of six years after the issue date, and generally vest over a four-year period, but are subject to acceleration upon the occurrence of certain events.

4.
Performance-Stock Unit (PSUs) Awards.   For fiscal year 2022, the Committee granted NEOs performance stock unit awards. Similar to cash bonuses, the Committee established specific performance objectives for the earning of these stock options, related to achievement of certain adjusted EBITDA goals. The Committee granted PSUs for 37,569 shares of our common stock to Mr. Mukerjee, for 15,318 shares to Mr. Rein, for 13,320 for Mr. Spitulnik, for 11,544 for Mr. Lowe and 10,656 for Ms. Ridgely. Based on actual results in fiscal year 2022, minimum targets as set by the Compensation Committee for these PSUs were achieved and each NEO earned 50% of the PSUs granted. These PSUs vested in May 2022.

5.
Retirement and other Benefits.   The Committee has determined that providing retirement, severance and other benefits is necessary to remain competitive and to further the goals of the Committee in attracting, retaining and motivating executives who can significantly contribute to our short-term and long-term success, and to develop the overall talent of the Company. The NEOs are also eligible to participate in the same medical, dental and similar welfare benefit programs that are available to our other employees.

Risk Considerations
The Compensation and Audit Committees periodically consider the risks associated with the structure of the Company’s executive compensation plans. These committees regularly review the various compensation programs, identify plan design features that could potentially encourage imprudent risk taking for short-term gain, and assess the presence or absence of controls that mitigate potential risks. These committees believe that the Company’s overall control environment is strong and that our executive compensation programs have a number of risk mitigation factors, including:
•
The vast majority of our incentive compensation programs (cash and equity, but excluding stock options) are based on the achievement of corporate-wide strategic and financial performance objectives;

•
A significant portion of executive compensation is comprised of equity awards that vest over an extended period, usually four years.

Based on this review, the Compensation and Audit Committees, with the concurrence of the full Board, believe that the risks associated with the Company’s compensation policies and practices are not reasonably likely to result in a material adverse effect on the Company.
Stock Plan
The Company’s 2019 Stock and Incentive Plan, or the “2019 Plan”, was adopted by our Board in June 2019 and by our shareholders at the 2019 Annual Meeting of Shareholders. The 2019 Plan succeeded our Third Amended and Restated 1994 Stock and Incentive Plan, or “the 1994 Plan”. No additional grants may be made under the 1994 Plan, although its terms remain applicable to awards previously made and remaining outstanding under the 1994 Plan. The Committee and the Board believe that the ability to offer equity compensation incentives to eligible participants, and particularly to our current and prospective senior management, is of paramount importance to our long-term success. The 2019 Plan provides for the grant or award to regular full-time employees (including officers) and non-employee directors of stock options, stock appreciation rights, restricted stock, restricted stock units and other performance awards, which may be denominated in shares of common stock or other securities of the Company.
The maximum number of shares of common stock with respect to which awards may be granted under the 2019 Plan is 1,787,187, subject to further adjustment from time to time to reflect future stock splits and other similar events. As of June 10, 2022, there were 452,013 shares of common stock available for future awards under the 2019 Plan. The shares of common stock underlying any awards granted under the 2019 Plan, or awards previously granted under the 1994 Plan, that either expire or are terminated or cancelled for any reason, without the issuance of the shares or payment in accordance with the terms of the corresponding award agreement, are returned to the pool of shares available for future awards under the 2019 Plan.
In addition, the Company maintains the Team Member Stock Purchase Plan. This plan permits eligible employees to purchase up to an aggregate of 450,000 shares of the Company’s common stock at 85% of the lower of the market price on the first day of a six-month period and the market price on the last day of that same six-month period. During fiscal year 2022, an aggregate of 30,169 shares were sold to employees under this plan. The number of shares of common stock available under this plan as of June 10, 2022 was 77,611.

Equity Compensation Plan Information
The following table sets forth information as of March 27, 2022, the last day of the Company’s fiscal year 2022, with respect to the 1994 Plan, the 2019 Plan and the Team Member Stock Purchase Plan.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,069,811(1)	$10.78(2)	421,982(3)

(1)
Includes an aggregate of 36,250 shares of common stock that comprise the non-vested portion of the restricted stock units, or RSUs, made to various non-employee directors and executives, an aggregate of 99,103 shares of common stock subject to issuance pursuant to performance stock units, or PSUs, and an aggregate of 933,458 shares of common stock subject to issuance pursuant to outstanding stock options, in each case granted pursuant to the 1994 Plan or the 2019 Plan. Of the 99,103 shares subject to issuance pursuant to PSUs 50,801 have been earned and have been issued in May 2022. The remaining 48,302 shares were not earned based on fiscal 2022 results and will be added back to the 2019 Plan and be available for future issuances. This amount does not reflect RSUs and restricted stock grants made subsequent to our fiscal 2022 year end of 164,618 shares in the aggregate.

(2)
Does not reflect any impact for shares issuable pursuant to PSUs, RSUs or restricted stock, as these instruments do not include an exercise price. The above amount reflects the weighted averaged exercise price of the 933,458 stock options outstanding at the end of fiscal year 2022.

(3)
Includes 77,611 shares of common stock available for purchase under the Team Member Stock Purchase Plan and 344,371 shares remaining available for issuance pursuant to future awards under the 2019 Plan. This amount does not reflect RSUs and restricted stock grants made subsequent to our fiscal 2022 year end of 164,618 shares in the aggregate.

Summary Compensation Table
The following table summarizes the compensation awarded to, earned by, or paid to the Company’s NEOs during fiscal years 2022, 2021, and 2020, as applicable.
Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation	Total(15)
Sandip Mukerjee President and CEO	2022	550,000	275,005	138,600	330,000	102,195(4)	1,395,800
	2021	550,000	—	115,800	171,875	54,054(5)	891,729
	2020	334.231	318,892	435,000	250,673	40,880(6)	1,379,676
Douglas A. Rein, Senior Vice President, Performance Systems and Operations	2022	345,000	262,127	74,000	—	17,825(7)	698,952
	2021	345,000	—	59,400	70,078	17,439(8)	488,239
	2020	345,000	40,925	66,470	—	16,694(9)	469,089
Aric M. Spitulnik, Senior Vice President, CFO and Corporate Secretary	2022	300,000	97,502	83,250	116,250	14,397(10)	611,399
	2021	275,000	—	49,500	55,859	13,761(11)	397,798
	2020	275,000	40,925	97,750	—	13,661(12)	427,336
Tammy Ridgely, Senior Vice President, Product Management	2022	240,000	78,002	74,000	50,000	11,331(13)	453,333
Thad Lowe Senior Vice President, Chief Technology Officer	2022	260,000	84,502	74,000	50,000	12,572(14)	481,074

(1)
This column represents the number of PSUs, RSUs and shares of restricted stock granted for the corresponding measurement year, without regard to the number of PSUs actually earned or RSUs and restricted stock vested, multiplied by the grant date fair value (calculated as the closing price of our common stock as reported by Nasdaq on the date of grant). The grant date fair value of PSUs for fiscal years 2022 and 2020 was $7.32 and $16.37 ($12.70 for Mr. Mukerjee), respectively. The grant date fair value of RSUs, which were granted in fiscal year 2020 only to Mr. Mukerjee was $12.70.The grant date per share fair value of restricted stock granted in fiscal 2022 to only Mr. Rein was $6.08. These grant date fair value determinations were computed in accordance with FASB ASC Topic 718. For PSUs granted in fiscal year 2022, 50.0% were earned and those earned fully vested in May 2022, and the remaining fiscal year 2022 PSUs were forfeited. For PSUs granted in fiscal year 2020, no PSUs were earned and therefore no grant date value was actually earned and therefore all were forfeited. RSUs included here are earned on the basis of dividends declared and paid over a four-year period. The restricted stock granted to Mr. Rein in fiscal 2022 was in accordance with his Transition Agreement and was a replacement of a cash bonus opportunity for fiscal year 2022. These shares will vest in March 2023 or earlier under certain circumstances. For a discussion of the assumptions made in the valuation of these awards see Note 16 to the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 27, 2022. There were no stock awards earned by any of the named individuals for fiscal year 2021.

(2)
This column represents the aggregate grant date fair value of stock option awards, computed in accordance with FASB ASC Topic 718.

(3)
Represents cash bonuses paid pursuant to the Company’s cash bonus program. In the case of Mr. Mukerjee’s fiscal year 2020 bonus, this amount represents a minimum payment provided for under the terms of his employment agreement for fiscal year 2020. There is no minimum bonus included for any future fiscal years.

(4)
Represents $7,250 allocated to Mr. Mukerjee’s Retirement Savings Plan Account, $29,682 in premiums for supplemental life insurance and long-term care coverage, premiums of $11,318 for supplemental long-term disability coverage and $2,930 for excess liability coverage. Also includes $51,015 in relocation expense reimbursements.

(5)
Represents $7,125 allocated to Mr. Mukerjee’s Retirement Savings Plan Account, $32,975 in premiums for supplemental life insurance and long-term care coverage, premiums of $11,318 for supplemental long-term disability coverage and $2,636 for excess liability coverage.

(6)
Represents $4,231 allocated to Mr. Mukerjee’s Retirement Savings Plan Account, $25,221 in premiums for supplemental life insurance and long-term care coverage and premiums of $11,318 for supplemental long-term disability coverage.

(7)
Represents $7,250 allocated to Mr. Rein’s Retirement Savings Plan Account, $5,170 in premiums for supplemental life insurance and long-term care coverage, $2,838 in premiums for supplemental long-term disability coverage and $2,567 for excess liability coverage.

(8)
Represents $7,125 allocated to Mr. Rein’s Retirement Savings Plan Account, $5,170 in premiums for supplemental life insurance and long-term care coverage, $2,838 in premiums for supplemental long-term disability coverage and $2,306 for excess liability coverage.

(9)
Represents $7,000 allocated to Mr. Rein’s Retirement Savings Plan Account, $4,728 in premiums for supplemental life insurance and long-term care coverage, $2,832 in premiums for supplemental long-term disability coverage and $2,134 for excess liability coverage.

(10)
Represents $6,998 allocated to Mr. Spitulnik’s Retirement Savings Plan Account, $3,565 in premiums for supplemental life insurance and long-term care coverage, premiums of $1,267 for supplemental long-term disability coverage, and $2,567 in premiums for excess liability coverage.

(11)
Represents $6,764 allocated to Mr. Spitulnik’s Retirement Savings Plan Account, $3,565 in premiums for supplemental life insurance and long-term care coverage, premiums of $1,126 for supplemental long-term disability coverage, and $2,306 in premiums for excess liability coverage.

(12)
Represents $7,000 allocated to Mr. Spitulnik’s Retirement Savings Plan Account, $3,401 in premiums for supplemental life insurance and long-term care coverage, premiums of $1,126 for supplemental long-term disability coverage, and $2,134 in premiums for excess liability coverage.

(13)
Represents $6,831 allocated to Ms. Ridgely’s Retirement Savings Plan Account, $1,811 in premiums for supplemental life insurance and long-term care coverage, premiums of $1,281 for supplemental long-term disability coverage, and $1,408 in premiums for excess liability coverage.

(14)
Represents $7,000 allocated to Mr. Lowe’s Retirement Savings Plan Account, $2,529 in premiums for supplemental life insurance and long-term care coverage, premiums of $1,635 for supplemental long-term disability coverage, and $1,408 in premiums for excess liability coverage.

(15)
In fiscal year 2022, the percentage of total salary and non-equity incentive plan compensation as a percentage of total compensation was 63% for Mr. Mukerjee, 49% for Mr. Rein, 68% for Mr. Spitulnik, 64% for Ms. Ridgely and Mr. Lowe. In fiscal year 2021, the percentage of total salary and non-equity incentive plan compensation as a percentage of total compensation was 81% for Mr. Mukerjee, 84% for Mr. Rein and 84% for Mr. Spitulnik. In fiscal year 2020, the percentage of total salary and non-equity incentive plan compensation as a percentage of total compensation was, 66% for Mr. Mukerjee, 74% for Mr. Rein and 64% for Mr. Spitulnik.

Grants of Plan-Based Awards in Fiscal Year 2022
The following table provides information about cash and equity awards granted to or earned by the NEOs for fiscal year 2022. All of the equity grants have been made under the 2019 Plan. Grants of non-equity incentive plan awards are made under the Company’s Cash Bonus Plan.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awarded (#)
Name	Award Type	Grant Date	Threshold	Target	Maximum	Threshold	Target	Grant Date Fair Value	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards(2)
Sandip Mukerjee	Cash Bonus PSUs Stock Options Stock Options	5/25/21 5/25/21 4/29/21 8/19/21	165,000	330,000	687,500				37,569 30,000 10,000	$ $ $	7.32 7.37 5.65	275,005 111,000 27,600
Douglas A. Rein	Cash Bonus PSUs Stock Options RSUs	5/25/21 5/25/21 4/29/21 3/23/22	—	—	—				15,318 20,000 24,671	$ $ $	7.32 7.37 6.08	112,128 74,000 150,000
Aric M. Spitulnik	Cash Bonus PSUs Stock Options	5/25/21 5/25/21 4/29/21	58,500	117,000	146,250				13,320 22,500	$ $	7.32 7.37	97,502 83,250
Tammy Ridgely	Cash Bonus PSUs Stock Options	5/25/21 5/25/21 4/29/21	36,000	72,000	90,000				10,656 20,000	$ $	7.32 7.37	78,002 74,000
Thad Lowe	Cash Bonus PSUs Stock Options	5/25/21 5/12/21 4/29/21	39,000	78,000	97,500				11,544 20,000	$ $	7.32 7.37	84,502 74,000
(1)
Represents possible payouts under the annual cash bonus program for fiscal year 2022. See “Compensation Discussion and Analysis” for more information on the annual cash bonus program, including other incentive paid to NEOs during fiscal year 2022.

(2)
This column represents the aggregate grant date fair value for the award identified in the corresponding row computed in accordance with FASB ASC Topic 718, by multiplying by the number of PSUs, restricted stock or options covered by the applicable award by the grant date fair value per share.

Outstanding Equity Awards at 2022 Fiscal Year End
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(1)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Sandip Mukerjee	155,727	94,273	$11.52	11/15/25	2,494(3)	14,565	16.506(3)	96,395
	9,137	10,833	$4.36	5/15/26	18,784(4)	109,699
	3,958	6,042	$6.91	8/19/26
	—	30,000	$7.37	4/29/27
	—	10,000	$5.65	8/19/27
Douglas A. Rein	30,000	—	$14.75	5/10/23	782(2)	4,567
	20,000	—	$12.05	10/26/22	7,659(4)	44,729
	7,667	333	$17.55	5/10/24	24,671(5)	144,079
	12,042	4,958	$18.03	5/10/25
	6,875	8,125	$4.36	5/15/26
	—	20,000	$7.37	4/29/27
Aric M. Spitulnik	30,000	—	$14.75	5/10/23	782(2)	4,567
	20,000	—	$12.05	10/26/22	6,660(4)	38,894
	9,583	417	$17.55	5/10/24
	17,708	7,292	$18.03	5/10/25
	9,168	10,832	$4.36	5/15/26
	—	22,500	$7.37	4/29/27
Tammy Ridgely	3,542	1,458	$18.03	5/10/25	468(2)	2,733
	9,167	10,833	$4.36	5/15/26	5,328(4)	31,116
	—	20,000	$7.37	4/29/27	5,772(4)	33,708
Thad Lowe	5,000	5,000	$5.94	3/23/26
	4,583	5,417	$4.36	5/15/26
	—	20,000	$7.37	4/29/27

(1)
Represents options issued during fiscal years 2016 through 2022, as applicable. The grant date for each option is the date six years prior to the expiration date. The exercise price was equal to the stock price on the date of the grant. The options vest 25% on the first anniversary of the grant date and then 1/36 of the remaining amount each month for the next 3 years, subject to possible acceleration of vesting or forfeiture.

(2)
Relates to a PSU award made May 10, 2018 which is earned on the basis of fiscal 2019 performance and has a four-year vesting period. The remaining non-vested shares vested in May 2022.

(3)
Relates to an RSU award granted August 20, 2019, which is earned over the four-year period following the date of grant, where the percentage of shares earned is calculated by dividing the aggregate cumulative dividends declared and paid on Company common stock over that period by $3.20. Subject to certain exceptions, the RSUs, insofar as earned, do not vest and no shares are issued until the expiration of the four-year period, and only if the NEO then remains employed by the Company. As of fiscal 2022 year end, this RSU award was 13.1% earned but remain subject to vesting at the end of the four-year period.

(4)
Relates to a PSU award made May 25, 2021 which is earned on the basis of fiscal 2022 performance and, to the extent so earned, vests in full on the first anniversary of the grant date. This award was earned for 50% of the underlying shares on March 25, 2022.

(5)
Based on the closing price of TESSCO common stock as reported by Nasdaq on the last trading day of our fiscal year 2022, March 25, 2022 ($5.84).

Option Exercises and Stock Vested for Fiscal Year 2022
The following table summarizes the vesting of stock awards for each of the NEOs during fiscal year 2022. No options were exercised by any of the NEOs during fiscal year 2022.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($) (1)(2)
Sandip Mukerjee	—	—
Douglas A. Rein	1,717	12,534
Aric M. Spitulnik	1,717	12,534
Thad Lowe	—	—
Tammy Ridgely	469	3,424

(1)
Reflects shares of common stock related to PSU awards made May 10, 2017 and May 10, 2018. In accordance with the terms of the applicable PSU award, these shares vested May 15, 2021, when the closing market price of our common stock as reported by Nasdaq was $7.30 per share.

(2)
Reflects the grant date fair value of the aggregate number of shares of common stock issued on the vesting date.

Nonqualified Deferred Compensation for Fiscal Year 2022
We do not offer a nonqualified deferred compensation plan to our NEOs.
Employment Agreements/Payments upon Termination or Change in Control
The information contained in this section details the estimated incremental value transfer that a NEO would receive in various scenarios relating to a termination of employment or a change in control. All payments that would be made to any NEO assume that the triggering event occurred as of March 27, 2022, the last day of our fiscal year 2022, unless otherwise noted. The value of stock transactions discussed below have been calculated using a price of $5.84, the closing price of our stock as reported by Nasdaq on March 25, 2022, the last trading day prior to the end of our 2022 fiscal year. The actual amounts that would be paid to any NEO can only be determined at the time and based upon the circumstances of an actual termination of employment and would vary from those listed below. This section does not address compensation that is unaffected by these various scenarios. Certain of the terms used below, such as “good reason”, “disability”, “cause” and others, may be defined under the terms of the applicable employment agreements or other contracts between the Company and the applicable officer.
Mr. Mukerjee
The termination or separation of the employment of Mr. Mukerjee is governed in part by an Employment Agreement, dated as of August 20, 2019. The discussion appearing below details the benefits and timing of payouts associated with each termination of employment noted in the agreement, and under the applicable PSU awards, stock options and other arrangements, as of the last day of our fiscal year 2022. In addition, Mr. Mukerjee is entitled to base salary and other compensation earned then to date but not yet paid. The discussion below is qualified in its entirety by the terms of the Employment Agreement and the applicable award agreements.
Termination by the Company without cause or resignation by Mr. Mukerjee for good reason not in connection with or following a Change in Control.
•
Two times Mr. Mukerjee’s current base salary (currently $550,000) paid in equal installments over a twelve-month period.

•
Full vesting of all shares earned under prior fiscal year PSU awards, without regard to the otherwise applicable requirement of continued employment by or affiliation with the Company (18,784 shares having a value of $109,699 of March 27, 2022).

•
Vesting of all shares earned to date under Mr. Mukerjee’s RSUs, calculated on the basis of the amount of dividends declared and paid since the grant of the RSUs divided by $3.20. This represents 2,494 shares having a value of $14,565.

•
Any accrued bonus at the date of termination ($330,000 for fiscal year 2022).

•
Mr. Mukerjee is entitled to exercise stock options to the same extent that such options would have been exercisable on the termination date for a period of not more than 90 days thereafter (but in no event later than the option expiration date). For Mr. Mukerjee this means stock options exercisable for 168,852 shares with an intrinsic value of $13,567 as of March 27, 2022.

•
If Mr. Mukerjee elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Company’s group health plan, the Company will continue to pay its then-current portion of the cost of such coverage, for a period of one (1) year following the termination date.

Termination due to Mr. Mukerjee’s death or disability.
•
Full vesting of all shares earned under prior fiscal year PSU awards, without regard to the otherwise applicable requirement of continued employment by or affiliation with the Company (18,784 shares having a value of $109,699 of March 27, 2022).

•
Vesting of all shares earned to date under Mr. Mukerjee’s RSU award, calculated on the basis of the amount of dividends declared and paid since the grant of the RSUs divided by $3.20. This represents 2,494 shares having a value of $14,565.

•
Any accrued bonus at the date of termination ($330,000 for fiscal year 2022).

•
In the event of his death, his designated beneficiary will receive $1,000,000 in life insurance benefits or long-term care.

•
Disability benefits under a supplemental disability policy until he reaches age 65 at an amount equal to 65% of current base salary.

•
Mr. Mukerjee (or his estate) would be entitled to exercise stock options to the same extent that such options would have been exercisable on the termination date, for a period of twelve months thereafter (but in no event later than the option expiration date). For Mr. Mukerjee this means stock options exercisable for 168,852 shares with an intrinsic value of $13,567 as of March 27, 2022.

Upon a Change in Control
•
If the employment of Mr. Mukerjee is terminated by the Company (or its successor) without cause or by him upon resignation for good reason, or upon death or disability, in either case following a change in control, he is entitled to be paid the same cash amounts, and to continued COBRA benefits, as are described above as payable or available upon termination without cause or for good reason and not in connection with or following a change in control.

•
Upon a change in control, Mr. Mukerjee would be entitled to full vesting of all shares earned under all prior fiscal year PSU awards, without regard to the otherwise applicable requirement of continued employment by or affiliation with the Company (18,784 shares having a value of $109,699 of March 27, 2022).

•
Upon a change in control, all shares earned to date under the restricted stock unit award granted to Mr. Mukerjee, calculated on the basis of the amount of dividends declared and paid since the grant of the RSUs divided by $3.20, will vest. This represents 2,494 shares having a value of $14,565.

•
Upon a change in control, Mr. Mukerjee would be entitled to exercise stock options to the same extent as such options would have then otherwise been exercisable, except that, in the case of a termination of his employment by the Company without cause or by Mr. Mukerjee for good reason, or in the event an equivalent replacement option is not provided to him if the Company is not the survivor, in each case in connection with or within one year following a change in control, the unvested portion (94,273 shares as of March 27, 2021) of the option granted to him for 250,000 shares following the commencement of his employment will accelerate and become fully exercisable. The total intrinsic value of this stock option that would then vest (with an exercise price of $11.52 per share, which is higher than $5.84, the closing price of our stock as reported by Nasdaq on March 25, 2022, the last trading day prior to the end of our fiscal year on March 27, 2022), would be $0 if exercised upon acceleration following a change in control and termination of Mr. Mukerjee ‘s employment without cause or by him for good reason. If this option is assumed in or otherwise survives a change in control and employment is not terminated, the option may not vest and become exercisable, in which case the above-described value transfer may not occur.

•
Also, upon a change in control, Mr. Mukerjee would be entitled to exercise all other outstanding stock options to the same extent as such options would have then otherwise been exercisable, except that, in the case of a termination of his employment by the Company without cause or by Mr. Mukerjee for good reason, or in the event an equivalent replacement option is not provided to him if the Company is not the survivor, in each case in connection with or within one year following a change in control, the unvested portion would vest and become exercisable. This means that the unvested portion (10,833 shares) of stock options for 20,000 shares of common stock with an exercise price of $4.36 per share, the unvested portion (6,042 shares) of stock options for 10,000 shares of common stock with an exercise price of $6.91 per share, the unvested portion (30,000 shares) of stock options for 30,000 shares of common stock with an exercise price of $7.37 per share, and the unvested portion (10,000 shares) of stock options for 10,000 shares of common stock with an exercise price of $5.65 per share would vest. The intrinsic value of these accelerated vested stock options, measured by the difference of the exercise price of all outstanding stock options more than $5.84, the closing price of our stock as reported by Nasdaq on March 25, 2022, the last trading day prior to the end of our fiscal year on March 27, 2022, and $5.84, would be $31,500. If an option is assumed in or otherwise survives a change in control and employment is not terminated, the option may not vest and become exercisable, in which case the above-described value transfer may not occur.
Except with regard to the outstanding options, PSU and RSU awards, in order for Mr. Mukerjee to receive the benefits discussed above related to a termination by the Company without cause or a resignation by Mr. Mukerjee for good reason and to a termination due to a change in control or a resignation for good reason following a change in control, Mr. Mukerjee is required to sign and deliver a release. Mr. Mukerjee would also be restricted from competing against the Company and from soliciting certain Company employees for approximately one year.
Messrs. Rein, Spitulnik and Lowe and Ms. Ridgely
The termination or separation of the employment of Messrs. Rein and Spitulnik, are governed in part by Severance and Restrictive Covenant Agreements, dated as of February 2, 2009 (and subsequently amended as a “Transition Agreement” on March 22, 2022) and May 27, 2014, respectively. The discussion appearing below details the benefits and timing of payouts associated with each termination of employment noted in those agreements, and under the applicable PSU and RSU awards, stock options and other arrangements. In addition, each NEO is entitled to base salary and other compensation earned then to date but not yet paid. The discussion below is qualified in its entirety by the terms of the applicable Severance and Restrictive Covenant Agreement.
Termination by the Company without cause or resignation of the NEO for good reason.
•
For Mr. Spitulnik, a severance payment equal to 1.0 times base salary plus any accrued bonus for the fiscal year which equals $300,000 plus accrued bonus ($116,250 at March 27, 2022). For Mr. Lowe and Ms. Ridgely, severance payouts in accordance with the Company’s standard policies on termination. This equals $80,000 for Mr. Lowe and for Ms. Ridgely this equals $265,000. Mr. Spitulnik’s severance payments would be paid in twelve consecutive equal monthly installments. Mr. Lowe and Ms. Ridgely’s severance payments would be paid upon termination and execution of certain release documents.

•
Mr. Rein’s Transition Agreement requires continued bi-weekly payments through March 26, 2023, which total $215,625 as of March 27, 2022.

•
For Messrs. Rein and Spitulnik, if each elects continuation of health insurance coverage under COBRA, they would pay the then-current portion of the cost of such coverage that would be payable by the Company’s similarly situated active employees and the Company shall pay the balance of coverage for approximately one year for Mr. Spitulnik and until December 31, 2023 for Mr. Rein.

•
Full vesting of all shares earned under all fiscal year 2022 and earlier PSU awards, without regard to the otherwise applicable requirement of continued employment by or affiliation with the Company. Mr. Rein held earned PSUs for 8,441 shares having a value of $49,295. Mr. Spitulnik held earned PSUs for 7,442 shares having a value of $43,461. Ms. Ridgely held earned PSUs for 5,796 shares having a value of $33,849. Mr. Lowe held earned PSUs for 5,772 shares having a value of $33,708.

•
Full vesting of restricted stock issued to Mr. Rein as part of his Transition Agreement. This represents 24,671 shares having a value of $144,079.

•
The NEO is entitled to exercise stock options to the same extent that such options would have been exercisable on the termination date for a period of not more than 90 days thereafter (but in no event later than the option expiration date). For Mr. Rein this means stock options exercisable for 76,584 shares, for Mr. Spitulnik, stock options exercisable for 86,459 shares, for Mr. Lowe, stock options exercisable for 9,583 shares, and for Ms. Ridgely, stock options exercisable for 12,709. As of March 27, 2022, the intrinsic value of applicable stock options with an exercise price less than $5.84, the closing price of our stock as reported by Nasdaq on March 25, 2022, the last trading day of our fiscal year is $10,175 for Mr. Rein, $13,567 for Mr. Spitulnik, $6,783 for Mr. Lowe and $13,567 for Ms. Ridgely.
Termination due to the NEO’s death or disability.
•
Full vesting of all shares earned under all fiscal year 2022 and earlier PSU awards, without regard to the otherwise applicable requirement of continued employment by or affiliation with the Company. Mr. Rein held earned PSUs for 8,441 shares having a value of $49,295. Mr. Spitulnik held earned PSUs for 7,442 shares having a value of $43,461. Ms. Ridgely held earned PSUs for 5,796 shares having a value of $33,849. Mr. Lowe held earned PSUs for 5,772 shares having a value of $33,708.

•
Mr. Rein’s Transition Agreement requires continued bi-weekly payments through March 26, 2023 which total $215,625 as of March 27,2022.

•
Full vesting of restricted stock issued to Mr. Rein as part of his Transition Agreement. This represents 24,671 shares having a value of $144,079.

•
For Mr. Spitulnik, any accrued bonus for the fiscal year, which was equal to $116,250.

•
In the event of the NEO’s death, Messrs. Rein and Spitulnik designated beneficiary will receive $500,000 in life insurance benefits and Mr. Lowe and Ms. Ridgely’s designated beneficiary will receive $250,000 in life insurance benefits.

•
Disability benefits under a supplemental disability policy cover each NEO until they reach age 65 at an amount equal to their current base salary plus the average of the previous 2 years variable income.

•
The NEO (or his or her estate) is entitled to exercise stock options to the same extent that such options would have been exercisable on the termination date for a period of not more than 90 days thereafter (but in no event later than the option expiration date). For Mr. Rein this means stock options exercisable for 76,584 shares, for Mr. Spitulnik, stock options exercisable for 86,459 shares, for Mr. Lowe, stock options exercisable for 9,583 shares, and for Ms. Ridgely, stock options exercisable for 12,709. As of March 27, 2022, the intrinsic value of applicable stock options with an exercise price less than $5.84, the closing price of our stock as reported by Nasdaq on March 25, 2022, the last trading day of our fiscal year is $10,175 for Mr. Rein, $13,567 for Mr. Spitulnik, $6,783 for Mr. Lowe and $13,567 for Ms. Ridgely.

Upon a Change in Control.
•
If the employment of Messrs. Rein, Spitulnik, or Lowe or Ms. Ridgely is terminated by the Company without cause or by the executive upon resignation for good reason, or upon death or disability, in either case following a change in control, each is entitled to be paid the same cash amounts, and entitled to continued COBRA benefits, as are described above as payable or available upon termination without cause or for good reason. All severance payments would be paid in consecutive equal monthly installments.

•
Full vesting of all shares earned under all fiscal year 2022 and earlier PSU awards, without regard to the otherwise applicable requirement of continued employment by or affiliation with the Company. Mr. Rein held earned PSUs for 8,441 shares having a value of $49,295. Mr. Spitulnik held earned PSUs for 7,442 shares having a value of $43,461. Ms. Ridgely held earned PSUs for 5,796 shares having a value of $33,849. Mr. Lowe held earned PSUs for 5,772 shares having a value of $33,708.

•
Mr. Rein’s Transition Agreement requires continued bi-weekly payments through March 26, 2023 which total $215,625 as of March 27,2022.

•
Full vesting of restricted stock issued to Mr. Rein as part of his Transition Agreement. This represents 24,671 shares having a value of $144,079.

•
If the employment of Messrs. Rein, Spitulnik or Lowe or Ms. Ridgely is terminated upon a change in control, all outstanding stock options held by the respective NEOs would vest and become exercisable. For Mr. Rein, this means that the unvested portion (20,000 shares) of stock options for 20,000 shares of common stock with an exercise price of $7.37 per share, the unvested portion (8,125 shares) of stock options for 15,000 shares of common stock with an exercise price of $4.36 per share, the unvested portion (4,958 shares) of stock options for 17,000 shares of common stock with an exercise price of $18.03 per share, and the unvested portion (333 shares) of stock options for 8,000 shares of common stock an exercise price of $17.55 per shares would vest. For Mr. Spitulnik, this means that the unvested portion (22,500 shares) of stock options for 22,500 shares of common stock with an exercise price of $7.37 per share, the unvested portion (10,832 shares) of stock options for 20,000 shares of common stock with an exercise price of $4.36 per share, the unvested portion (7,292 shares) of stock options for 25,000 shares of common stock with an exercise price of $18.03 per share, and the unvested portion (417 shares) of stock options for 10,000 shares of common stock an exercise price of $17.55 per shares would vest. For Mr. Lowe, the unvested portion (20,000 shares) of stock options for 20,000 shares of common stock with an exercise price of $7.37, the unvested portion (5,417 shares) of stock options for 10,000 shares of common stock with an exercise price of $4.36, and the unvested portion (5,000 shares) of stock options for 10,000 shares of common stock with an exercise price of $5.94 would vest. For Ms. Ridgely, the unvested portion (20,000 shares) of stock options for 20,000 shares of common stock with an exercise price of $7.37 per share, the unvested portion (10,833 shares) of stock options for 20,000 shares of common stock with an exercise price of $4.36 and, the unvested portion (1,458 shares) of stock options for 5,000 shares of common stock with an exercise price of $18.03 will vest. The intrinsic value of the accelerated vested stock options, measured by the difference of the exercise price of all outstanding stock options more than $5.84, the closing price of our stock as reported by Nasdaq on March 25, 2022, the last trading day prior to the end of our fiscal year on March 27, 2022, and $5.84, would be $10,175 for Mr. Rein, $13,567 for Mr. Spitulnik, $6,783 for Mr. Lowe and $13,567 for Ms. Ridgely. If an option is assumed in or otherwise survives a change in control and employment is not terminated, the option may not vest and become exercisable, in which case the above-described value transfer may not occur.
Resignation without good reason, termination by the Company for cause or retirement.
•
For Mr. Spitulnik, any accrued bonus for the fiscal year, which was equal to $116,250.

•
The NEO would not otherwise be entitled to any incremental value transfer. Additionally, the NEO would not be entitled to receive any shares under outstanding PSUs, including earned but non-vested shares, and all stock options would terminate.

Except with regard to the outstanding options, PSU and RSU awards, in order for the NEO to receive the benefits discussed above related to a termination by the Company without cause or a resignation by the NEO for good reason and to a termination due to a change in control or a resignation for good reason following a change in control, the NEO is required to sign and deliver a release to the Company releasing the Company from all claims. The NEO would also be restricted from competing against the Company and from soliciting certain Company employees for approximately one year.
CEO Pay Ratio
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has adopted a final rule requiring annual disclosure of the ratio of the median employee’s annual compensation to the annual compensation of the CEO. As required, we are including this disclosure beginning with this Proxy Statement.
The median employee was identified from all full-time and part-time employees (including seasonal and temporary employees), excluding the CEO, who were employed by the Company on March 27, 2022. We selected March 27, 2022, which is within the last three months of fiscal year 2022, as the date upon which we would identify the median employee.
The median employee compensation was determined using total cash compensation, consisting of base salary, overtime pay and cash bonus. Compensation was measured over the previous 12-month period. We do not broadly provide equity compensation to our employees, so excluding equity did not affect the median employee identification. Wages were annualized for our employees who did not work the entire calendar year.

Mr. Mukerjee, who was serving as the CEO on March 27, 2022, had 2022 annual total compensation of $1,395,800 as reflected in the Summary Compensation Table included in this Proxy Statement. The median employee’s annual total compensation for 2022 that would be reportable in the Summary Compensation Table was $57,000. As a result, the CEO pay ratio is 24:1.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is comprised solely of directors who are “independent” within the meaning of the United States Securities and Exchange Commission rules and Nasdaq Rules 5605(a)(2) and 5605(c)(2). The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available for review on our website (www.tessco.com) under the heading “Investors”. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.
As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).
The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.
The Audit Committee has an agenda for the year that includes reviewing the Company’s financial statements, internal control over financial reporting and disclosure and audit matters. The Audit Committee also monitors the activities and performance of the Company’s external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.
In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Ernst & Young LLP. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval, related to a particular defined task or scope of work and subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the Chairman then communicates such pre-approvals to the full Audit Committee. See “Principal Accountant Fees and Services” for more information regarding fees paid to Ernst & Young LLP for services in fiscal years 2022 and 2021.
The Audit Committee meets each quarter with Ernst & Young LLP and management to review the Company’s interim financial results before the publication of our quarterly earnings press releases. The Audit Committee also meets at other times throughout the year as needed. During fiscal year 2022, the Audit Committee met six times. Management’s and the independent registered public accounting firm’s presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent firm. In addition, the Audit Committee generally oversees internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by Company team members, received through established procedures, of any concerns regarding questionable accounting or auditing matters.
This report confirms that the Audit Committee has: (i) reviewed and discussed the audited financial statements for the year ended March 27, 2022 with management and the Company’s independent registered public accounting firm (Ernst & Young LLP); (ii) discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board, or the “PCAOB”; (iii) reviewed the written disclosures and letters from Ernst & Young LLP as required by the rules of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and (iv) discussed with Ernst & Young LLP their independence from the Company.
The Company’s independent registered public accounting firm for fiscal year ended March 27, 2022, Ernst & Young LLP, also provided the Audit Committee with the written disclosures and letter required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence” and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
Following the Audit Committee’s discussions with management and the independent auditor, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 27, 2022.
Respectfully,
Timothy Bryan (Chair)
Steven T. Campbell
Stephanie Dismore
As of June 17, 2022

OTHER INFORMATION RELATING TO OUR DIRECTORS AND EXECUTIVE OFFICERS AND RELATED SHAREHOLDER MATTERS
Compensation Committee Interlocks and Insider Participation
There are no “interlocks” (as defined by the rules of the Securities and Exchange Commission (the “SEC”) with respect to any member of the Compensation Committee of the Board of Directors, which is currently comprised of Mr. Campbell, Mr. Irvin and Ms. McLean (Chair), and the Compensation Committee consists entirely of independent, non-employee directors who have never been employees of the Company. None of the members of the Compensation Committee had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. No executive officer of the Company during fiscal year 2022 served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, or as a director of another entity, where one of the other entity’s executive officers served on the Compensation Committee of the Company or as a director of the Company.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to our team members, including all of our officers and directors, and particularly our Chief Executive Officer, Chief Financial Officer, principal accounting officer and other persons performing similar functions. This code is available on our website (www.tessco.com) under the heading “Investors”. We will promptly disclose on our website any amendments to, and waivers from, our code of business conduct and ethics, if and when required.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Our employees prepare these reports for our directors and executive officers on the basis of information obtained from them and from the Company’s records. Based on information available to us during fiscal year 2022, we believe that all applicable Section 16(a) filing requirements were met.
Certain Relationships and Related Transactions
Our Audit Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions. While the Company currently does not have a written policy regarding the review, approval or ratification of related party transactions, the Board and the Audit Committee look to the rules of Nasdaq and of the SEC to determine what transactions may be considered to be of concern and apply these rules as the standard to determine whether a transaction or relationship would be permitted. Detailed questions are posed annually to the executive officers of the Company and to all members of the Board which require disclosure of any relationship or transaction that may be a related party transaction. These questionnaire responses are reviewed by management and disclosures are analyzed and reported to the entire Board. Potential issues are investigated. Related person transactions, if any, would be reviewed for the determination made by the Board annually that certain members of the Board are independent.
We did not pay any material underwriting discounts or commissions to a related person serving as a principal underwriter.
Shareholder Proposals for the 2023 Annual Meeting
Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in our 2023 proxy statement. These shareholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices, in care of our Corporate Secretary, at the address set forth on the first page of this Proxy Statement. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received.

We must receive all submissions no later than the close of business on February 17, 2023, unless the date of our annual meeting in 2023 is changed by more than thirty days from the date of our 2022 Annual Meeting.
In addition, under our bylaws, any shareholder who intends to nominate a candidate for election to our Board, or to propose business, at an annual meeting must give notice to our Corporate Secretary, at the address set forth on the first page of this proxy statement, no less than 120 days prior to the anniversary of the date of the mailing of the prior year proxy statement (or 90 days in the case of a shareholder notice of business to be brought before the meeting but not sought to be included in the Company’s proxy statement) unless the date of the meeting is changed by more than thirty (30) days from the date of the prior year’s annual meeting, in which case, to be timely, notice must be delivered no less than ninety (90) days prior to the newly announced date that the Company will mail its proxy statement. Our bylaws also specify information regarding the business to be brought before the meeting and the shareholder proposing such business, and information regarding the nominee, that must be provided in or together with the notice in order for it to be considered properly given. Accordingly, if a shareholder intends to nominate a director for election at the 2023 Annual Meeting, or if a shareholder desires to bring business before the 2023 Annual Meeting which is also to be included in our proxy statement for that meeting, notice from the shareholder so providing must be received by the Corporate Secretary at the address set forth on the first page of this Proxy Statement by no later than February 17, 2023, unless the date of the meeting is changed by more than thirty (30) days from the date of the 2022 Annual Meeting. We will not entertain any nominations or business at an Annual Meeting that do not meet the requirements set forth in our bylaws. We also reserve the right to omit from our proxy statement any shareholder proposal or business that we are not required to include under the Exchange Act, including Rule 14a-8, or otherwise. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such matter or nomination.
Available Information
The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by the Company may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 100 F Street, NE, Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330, or by way of the SEC’s Internet address, (www.sec.gov).
The Company will provide without charge to each shareholder, upon the written request of such person, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the SEC for the fiscal year ended March 27, 2022. Written requests for a copy of the Company’s Annual Report on Form 10-K should be directed to Aric M. Spitulnik, Corporate Secretary, 11126 McCormick Road, Hunt Valley, Maryland 21031.
By Order of the Board of Directors,
Aric M. Spitulnik
Corporate Secretary
June 17, 2022

Shareowner Services P.O. Box 64945St. Paul, MN 55164-0945Address Change? Mark box, sign, and indicate changes below: TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. The Board of Directors recommends a vote “FOR” all nominees named in Proposal No. 1, “FOR” Proposal No. 2 and “FOR” Proposal No. 3.1.Proposal No. 1. To elect the seven director nominees listed in our 2022 Proxy Statement, to serve until the 2023 annual meeting of shareholders and until their respective successors are duly elected and qualified.01 Timothy Bryan05 Vernon L. IrvinVote FOR all nomineesVote WITHHELD02 Steven T. Campbell06 Kathleen McLean(except as marked)from all nominees03 Stephanie Dismore07 Sandip Mukerjee04 Matthew W. BrewerPlease fold here – Do not separate (Instructions: To withhold authority to vote for any indicated nominee, mark the box above “Vote FOR all nominees (except as marked)” and write the number(s) of the nominee(s) for whom votes are withheld in the box provided to the right.)2.Proposal No. 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2023.3.Proposal No. 3. To consider and approve, by an advisory (non-binding) vote, the compensation of our named executive officers for the fiscal year 2022. ForAgainstAbstainForAgainstAbstain The proxies named herein are hereby authorized to vote in their discretion upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof, including any proposal presented for any adjournment of the meeting.The undersigned hereby acknowledge receipt of the Notice of 2022 Annual Meeting of Shareholders, the Proxy Statement, and the Company’s Annual Report on Form 10-K for fiscal year 2022. The undersigned hereby revokes all proxies heretofore given for said meeting or any adjournment or postponement thereof. Date Signature(s) in BoxPlease sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

TESSCO TECHNOLOGIES INCORPORATEDANNUAL MEETING OF SHAREHOLDERSDate: Thursday, July 28, 2022 Time: 9:00 a.m., Eastern TimeVirtual Meeting Access:The Annual Meeting will be held exclusively via audio webcast in a virtual meeting format.To register for the virtual meeting along with voting your shares, please follow the instructions below:•Visit www.proxydocs.com/TESS on your smartphone, tablet or computer.•As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card.•After registering, you will receive a confirmation email and an email approximately 1 hour prior to the start of the meeting at the email address you provided during registration, with a unique link to the virtual meeting. While we ask that you vote in advance, either by telephone, internet or phone, once admitted to the virtual meeting, a properly registered record holder may vote at the virtual meeting.proxyThe undersigned hereby appoints SANDIP MUKERJEE and ARIC M. SPITULNIK, and each of them, with full power of substitution to each, as proxy, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of TESSCO Technologies Incorporated to be held Thursday, July 28, 2022 at 9:00 a.m., Eastern Time, and at any adjournment or postponement thereof. The Annual Meeting will be held solely by means of remote communication in a virtual format. To be admitted to the meeting, you will need to follow the instructions above regarding and under the heading “Virtual Meeting Access.”THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY TIMELY PROVIDING A LATER-DATED PROXY OR BY ATTENDING REMOTELY AND VOTING AT THE MEETING.THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON SIGNING IT. IF NO DIRECTION IS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES NAMED FOR ELECTION AS DIRECTORS, “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023, AND “FOR” APPROVAL ON AN ADVISORY BASIS OF THE NAMED EXECUTIVE OFFICER COMPENSATION FOR FISCAL YEAR 2022, AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.For shares held in TESSCO Technologies Incorporated employee benefit plans: This card also constitutes voting instructions to the trustees or administrators, as applicable, of certain of TESSCO Technologies Incorporated’s employee benefit plans to vote shares attributable to accounts the undersigned may hold under such plans as indicated on the reverse of this card. If no voting instructions are provided, such shares will be voted in accordance with the provisions of the respective plans.For shares held in TESSCO Technologies Incorporated’s employee benefit plans, the deadline for submitting voting instructions is 11:59 p.m. (Central Time) on July 25, 2022. For other record holders, the polls for voting will close at the appropriate time during the Annual Meeting.Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a WeekYour phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET/MOBILEPHONEMAILwww.proxypush.com/tessUse the Internet to vote your proxy.*1-866-883-3382Use a touch-tone telephone toMark, sign and date your proxy card and return it in thevote your proxy.*postage-paid envelope provided in time to be received by July 27, 2022.If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.*For shares held in TESSCO Technologies Incorporated employee benefit plans, the deadline for submitting instructions is 11:59 p.m. (Central Time) on July 25, 2022.